                                                                  EXECUTION COPY

                           SALE AND PURCHASE AGREEMENT

                                  BY AND AMONG

                              THE SELLING ENTITIES
                                  LISTED HEREIN

                                   AS SELLERS,

                                       AND

                                   ORNI 7 LLC,

                                   ORNI 8 LLC,

                              ORMAT FUNDING CORP.,

                                 AS PURCHASERS,

                                   DATED AS OF

                                  APRIL 4, 2002

                              PERTAINING TO CERTAIN

                           GEOTHERMAL POWER FACILITIES

                                TABLE OF CONTENTS
                                -----------------

                                                                                              PAGE
                                                                                              ----

                                        i

                                       ii

                                       iii

EXHIBIT I                  Excluded Records

EXHIBIT II                 Material Contracts

EXHIBIT III                Form of Transfer Instrument

EXHIBIT IV                 Contract Security

SCHEDULE I                 Purchased Interests

SCHEDULE II                Description of Facilities

SCHEDULE III               Sellers Disclosure Schedule

SCHEDULE IV                Adjustment of Payment Amounts

                                       iv

                           SALE AND PURCHASE AGREEMENT

                  This SALE AND PURCHASE AGREEMENT dated as of April 4, 2002 , is made and entered into by and among (i) FPL Energy East Mesa LLC, a Delaware limited liability company, (ii) ESI Ormesa Equity Holdings LLC, a Delaware limited liability company, (iii) ESI Ormesa IH Equity LLC, a Delaware limited liability company, (iv) ESI Ormesa Holdings I LLC, a Delaware limited liability company, (v) FPL Energy Geo East Mesa Partners, Inc., a Florida corporation,
(vi) Caithness Imperial Holdings I, LLC, a Delaware limited liability company,
(vii) Caithness Imperial Holdings IE, LLC, a Delaware limited liability company,
(viii) Caithness Imperial Holdings IH, LLC, a Delaware limited liability company, (ix) Caithness Diversified Holdings I, LLC, a Delaware limited liability company, (x) Caithness East Mesa, LLC, a Delaware limited liability company, (each of the foregoing entities, individually, a "Seller" and collectively, the "Sellers") and (xi) ORNI 7 LLC, a Delaware limited liability company, ORNI 8 LLC, a Delaware limited liability company, and Ormat Funding
Corp., a Delaware corporation (each a "Purchaser" and collectively the
"Purchasers").

                  WHEREAS, each Seller is the registered holder and beneficial owner of certain Equity Interests (as defined below) in one or more of Ormesa
Geothermal, a California general partnership, Star Group IE Geothermal Partners, a California general partnership, Ormesa Geothermal IH Trust, a California trust, ESI Ormesa IE Resources LLC, a Delaware limited liability company, ESI
Ormesa IH Resources LLC, a Delaware limited liability company, GEM Resources
LLC, a Delaware limited liability company, and East Mesa Geothermal LLC, a
Delaware limited liability company (each, a "Purchased Entity" and collectively, the "Purchased Entities"), as set forth opposite such Seller's name on Schedule
I hereto (the "Purchased Interests");

                  WHEREAS, the Purchased Entities have certain interests and rights with respect to certain geothermal power plants located in the East Mesa
Known Geothermal Resource Area in Imperial County, California, at 3300 Evan
Hewes Highway, Holtville, California 92250, generally known as the Ormesa I,
Ormesa IE, and Ormesa IH geothermal projects (as more fully described in
Schedule II hereto, the "Ormesa I Facility") and the GEM geothermal project (as more fully described in Schedule II hereto, the "GEM Facility"); and

                  WHEREAS, each Seller desires, severally and not jointly with any other Seller, to sell to the Purchasers and the Purchasers desire to purchase from the Sellers all of the Purchased Interests on the terms and subject to the conditions set forth herein.

                  NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

                  1.1  Definitions. As used in this Agreement, the following terms have the meanings indicated below:

                  "Affiliate" means any Person that directly, or indirectly
through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, provided that the direct or indirect ownership of fifty percent (50%)
or more of the voting securities of another Person shall be deemed to constitute control of such other Person.

                  "Agreement" means this Sale and Purchase Agreement and all
Schedules and Exhibits hereto, as the same shall be amended in a writing signed by all Sellers and Purchasers from time to time in accordance with Section 14.7.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), operated, owned or leased by such Person.

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records (including records and files stored on computer disks or tapes or any other storage medium) relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, deeds, title policies, minute books, stock certificates or other evidence of equity or membership interests and registration books, stock transfer ledgers,
Contracts, Licenses, Environmental Permits, operating data and plans and environmental studies and plans.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California, the State of Florida, or the city of New York, are authorized or obligated to close.

                  "Caithness" means Caithness Energy, L.L.C., an Affiliate of the Caithness Sellers.

                  "Caithness Sellers" means the entities listed in (vi) through
(x) of the preamble to this Agreement.

                  "Caithness Sellers' Consents" has the meaning given to it in
Section 3.2(c)(ii).

                  "Claim Notice" means written notification pursuant to Section
11.2(a) of a Third Party Claim as to which indemnity under Section 11.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the
Indemnified Party's claim against the Indemnifying Party under Section 11.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                  "Closing" means the release from escrow of this Agreement and all other documents, certificates or instruments delivered under Articles 7 and
8, and the release from escrow of the funds covering the Purchase Price, all in the manner and subject to the terms and provisions of this Agreement and the
Escrow Closing Agreement.

                  "Closing Date" means April 15, 2002, or such other date as the
Purchasers and the Sellers may mutually determine in writing.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor Federal tax code. Any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

                  "Contract" means any written agreement, lease, license,
option, guaranty, warranty, right of way, evidence of indebtedness, mortgage, indenture, security agreement or other written contract, commitment or undertaking of any kind relating to one of the Facilities or binding upon one of the Purchased Entities.

                  "Dispute Period" means the period ending ninety (90) days
following receipt by an Indemnifying Party of either a Claim Notice or an
Indemnity Notice.

                  "Dollars" and "$" refers to lawful money of the United States.

                  "Environmental Law" means any Law or Order relating to the regulation or protection of human health and safety or to the regulation, protection and preservation of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment
(including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  "Environmental Permits" means all material licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by any Governmental or Regulatory Authority which are required for the ownership, operation and maintenance of the Facility under applicable Environmental Law.

                  "Equity Interests" means shares of capital stock, membership interests, trust interests, or limited or general partnership interests, as the case may be.

                  "Escrow Account" means the interest bearing account
established by the Escrow Agent at Citibank N.A. for purposes of the Escrow
Closing Agreement.

                  "Escrow Agent" means Chadbourne & Parke LLP, solely in its capacity as Escrow Agent under the Escrow Closing Agreement.

                  "Escrow Closing Agreement" means the Escrow Closing Agreement by and among Ormat Technologies, FPLE, Caithness, and certain Affiliates of each of the foregoing, and Chadbourne & Parke LLP, solely in its capacity as Escrow
Agent thereunder, dated the date hereof.

                  "Excluded Records" means any and all of the Books and Records belonging or relating to any Purchased Entity or Facility that are listed specifically or by category in Exhibit I hereto.

                  "Facility or Facilities" means the GEM Facility or the Ormesa
I Facility, or both, as the context may require.

                  "Facility Lease" means the Lease Documents in effect with
respect to the Facilities, if any.

                  "Financing Documents" means that certain Participation
Agreement, dated as of October 1, 1989, as amended and supplemented, among AMOR
12 Corporation, a Delaware corporation, AMOR 10 Corporation, a Delaware corporation, Ormesa Geothermal, a California general partnership, the Trustors named in Section 1.3(e) thereof, the Note Purchasers named in Section 1.1(b)
thereof, Bankers Trust Company of California, National Association, individually and as trustee under the Trust Agreement establishing the Ormesa Geothermal IH
Trust, Security Pacific National Bank, and First Interstate Bank of California,
as Fiscal Agent and as Construction Trustee, together with each of the other transaction documents entered into pursuant to such Participation Agreement.

                  "Financial Statements" has the meaning given to them in
Section 3.1(j).

                  "FPLE" means FPL Energy, LLC, an Affiliate of the FPLE
Sellers.

                  "FPLE Sellers" means the entities listed in (i) through (v) of the preamble to this Agreement.

                  "FPLE Sellers' Consents" has the meaning given to it in
Section 3.1(c)(ii).

                  "GAAP" means generally accepted accounting principles in the
United States, consistently applied throughout the specified period.

                  "GEM Facility" has the meaning given to it in the recitals to this Agreement.

                  "GEM Resources" means GEM Resources, LLC, a Delaware limited liability company and one of the Purchased Entities.

                  "Governmental or Regulatory Authority" means any federal,
state, or local, government, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision within the United States or any Native American tribal council or similar governing entity.

                  "IID" means the Imperial Irrigation District.

                  "IID Letter" means the letter from the Sellers, addressed to the Purchasers, regarding liabilities of one or more of the Purchased Entities to IID.

                  "Indemnified Party" means any Person claiming indemnification under any provision of Article 11.

                  "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

                  "Indemnity Notice" means written notification pursuant to
Section 11.2(b) of a claim for indemnity under Article 11 by an Indemnified
Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                  "Intercompany Obligations" means the accrued liabilities of each Ormesa Entity to any of the other Ormesa Entities and the accrued gross revenues of each Ormesa Entity receivable from any of the other Ormesa Entities.

                  "Interim Capital Expenditures" means all capital expenditures made by the Purchased Entities, or made by any Seller on behalf of the Purchased
Entities, pursuant to the Letter Agreement Concerning Capital Expenditures.

                  "Irrevocable Bank Instructions" means, individually and
collectively, the irrevocable letter of instructions from the relevant Purchased
Entity, dated the date hereof and addressed to the relevant bank or banks, instructing such bank or banks, effective upon the Closing Date, to release to the Sellers or their nominees all funds held in accounts to be identified in such letter of instructions and to thereafter close each such account.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge" or similar phrases in this Agreement means, and shall be limited to, the actual knowledge, after making reasonable investigation, of:

                      (i) as to the FPLE Sellers, Michael L. Leighton, Pamela
Sonnelitter, Tom L. Hartman, or Derrel A. Grant, Jr.;

                      (ii) as to the Caithness Sellers, Kenneth P. Hoffman,
Leslie J. Gelber, or Larry K. Carpenter;

                      (iii) as to the Purchasers, Ran Raviv or Hezy Ram.

                  "Laws" means all constitutions, treaties, laws, statutes,
rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Lease Documents" means the Financing Documents and any other
Contracts, certificates and related documents entered into and delivered in connection with the financing structure for the Ormesa I Facility and/or the GEM
Facility.

                  "Letter Agreement Concerning Capital Expenditures" means that certain letter agreement entitled Agreement Regarding Certain Matters Pertaining to the East Mesa Geothermal Facilities, dated as of the date hereof, entered into by and among the Purchasers and the Sellers to authorize the Sellers to fund and undertake certain capital improvements to the Facilities prior to
Closing and to memorialize the agreement of the parties with respect to the adjustments to be made to the Purchase Price at the time of Closing in reimbursement of those costs incurred by the Sellers as of the Closing Date for such capital expenditures.

                  "Letter of Intent" means that certain Letter of Intent signed by Ormat Nevada, FPLE, and Caithness, on September 28, 2001.

                  "Licenses" means all material licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, other than Environmental Permits.

                  "Liens" means any charge, claim, "adverse claim" (as defined in Section 8-102(a)(1) of the New York Uniform Commercial Code), community property interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

                  "Loss" means any and all direct damages, assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement, costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), less the proceeds of any insurance received by the Person suffering such Loss incident thereto.

                  "Material Adverse Effect" means (a) when used in connection with a Purchased Entity, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect)
that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, Assets and Properties, financial condition, or results of operations of such Purchased Entity; (b) when used in connection with any Seller, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any other such changes or effects, (i) is materially adverse to the business, Assets and Properties, financial condition, or results of operations of such Seller's Related Purchased
Entity, (ii) is materially adverse to the ability of the Sellers to perform their obligations under this Agreement or (iii) is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby; and (c) when used in connection with the Purchasers, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, (i) is materially adverse to the ability of the Purchasers to perform their obligations under this Agreement or (ii) is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby. In no event shall the failure of one or more of any Purchased Entity's employees to accept employment with the Purchasers, or their affiliate, be considered a Material Adverse Effect.

                  "Material Contracts" means each of the geothermal or other leases set forth on Exhibit II hereto.

                  "MMS" means the Minerals Management Service, a bureau in the
United States Department of the Interior.

                  MMS Audit Letter" means that certain letter from FPLE and
Caithness, addressed to the Purchasers and the Purchased Entities and dated the date hereof, regarding certain undertakings by the Sellers with respect to liabilities of certain Purchased Entities to MMS for periods prior to the
Closing.

                  "Note Cancellation Agreements" means (i) that certain Note
Assignment and Contribution Agreement, dated as of April 3, 2002, among ESI
Ormesa Debt Holdings LLC, a Delaware limited liability company, FPL Energy East
Mesa, LLC, a Delaware limited liability company, and Ormesa Geothermal and (ii)
that certain Note Assignment and Contribution Agreement, dated as of April 3,
2002, among ESI Ormesa Debt Holdings LLC, a Delaware limited liability company,
ESI Ormesa Equity Holdings, LLC, a Delaware limited liability company, and Star
Group IE Geothermal Partners, a California general partnership, in each case together with any and all evidence of the cancellation of the Prudential Notes and the Gateway Notes (as defined therein).

                  "O&M Termination Agreements" means each of (i) those certain
Termination of O&M Agreements, dated as of the date hereof, between Ormesa
Geothermal and FPL Energy Operating Services, Inc., a Florida corporation, relating to the Ormesa I, Ormesa IE and Ormesa IH geothermal projects (each as more fully described in Schedule II hereto) and (ii) that certain Termination of
O&M Agreement, dated as of the date hereof, between GEM Resources and FPL Energy
Operating Services, Inc., a Florida corporation, relating to the GEM Facility.

                  "Order" means any award, writ, judgment, decision, decree, stipulation, injunction, ruling or similar order of any Governmental or
Regulatory Authority (in each such case whether preliminary or final).

                  "Ormat Nevada" means Ormat Nevada Inc., a Delaware
corporation.

                  "Ormat Technologies" means Ormat Technologies Inc., a Delaware corporation.

                  "Ormat Technologies Letter" means the Letter from Ormat
Technologies to the Sellers and certain of their Affiliates, regarding limited indemnification undertakings by Ormat Technologies in favor of the Sellers for claims against Bond No. CA0327 held by Bureau of Land Management, a bureau in the United States Department of the Interior, and the other security listed on
Exhibit IV, for any liabilities arising on or after the Closing Date and during the periods set forth in such letter.

                  "Ormesa Entities" means and includes each of the Purchased
Entities, Ormesa Geothermal II, a California general partnership, and East Mesa
Partners, a California general partnership.

                  "Ormesa I Facility" has the meaning given to it in the
recitals to this Agreement.

                  "Ormesa Geothermal" means Ormesa Geothermal, a California
general partnership and one of the Purchased Entities.

                  "Overlap Period Taxes" means any and all Taxes attributable to taxable periods beginning before and ending after the Closing Date.

                  "PPA" means the Power Purchase Contract for the sale of
electricity from the Ormesa I Facility dated July 18, 1984, between SCE and
Ormesa Geothermal, as assignee of Ormat Systems, Inc., which in turn was the assignee of Republic Geothermal, Inc.

                  "Parties" means, collectively, the Sellers and the Purchasers.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by any Seller or any Purchased Entity; (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental or Regulatory Authority; (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other matters could not reasonably be expected to create a Material Adverse
Effect; and (v) any Lien created by or granted in connection with the Lease
Documents.

                  "Person" means any natural person, corporation, general
partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or
Regulatory Authority.

                  "Pre-Closing Taxes" means any and all Taxes relating to any taxable period ending on or prior to the Closing Date.

                  "Prime Rate" means the rate published in The Wall Street
Journal as the "Prime Rate" from time to time (or, if more than one rate is published, the arithmetic mean of such rates), in either case determined as of the date the obligation to pay interest arises (or the most recent publication date prior thereto), but in no event shall any interest under this Agreement exceed the maximum amount permitted by applicable Law.

                  "Purchase Price" has the meaning given to it in Section
2.2(a).

                  "Purchased Entities" has the meaning given to it in the
recitals to this Agreement.

                  "Purchased Interests" has the meaning given to it in the
recitals to this Agreement.

                  "Purchaser(s)" has the meaning given to it in the recitals to this Agreement.

                  "Purchasers Indemnified Parties" has the meaning given to it in Section 11.1(a).

                  "Related Purchased Entity" means, with respect to any Seller, the Purchased Entity whose Purchased Interests are owned, in whole or in part, by such Seller. The Related Purchased Entity for each Seller is set forth on
Schedule I to this Agreement.

                  "Release" means an instrument in form and substance reasonably satisfactory to the Purchasers and their counsel, releasing any and all claims
(including, without limitation, for

any royalty payments) the Sellers and their Affiliates may have against or with respect to any Purchased Entity, except for such claims arising pursuant to this
Agreement.

                  "Representatives" means, for any Person, any director,
officer, manager, employee, counsel, accountant, financial advisor, consultant or authorized agent of such Person.

                  "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an
Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

                  "Royalty Termination Agreement" means that certain Royalty
Assignment and Contribution Agreement, dated as of April 3, 2002, among FPL
Energy East Mesa Holdings LLC, a Delaware limited liability company, FPL Energy
East Mesa, LLC, a Delaware limited liability company, and Ormesa Geothermal, together with any and all evidence of the termination of the Royalty Agreement
(as defined therein).

                  "SCE" means Southern California Edison Company, a California company.

                  "SCE Letter" means that certain letter agreement, dated as of the date hereof, between the Sellers, the Purchasers and certain of their
Affiliates, regarding the SCE Payment (as such term is defined therein).

                  "Seller(s)" has the meaning given to it in the recitals to this Agreement.

                  "Sellers Disclosure Schedule" means the disclosure schedule set forth as Schedule III hereto delivered by the applicable Sellers as therein indicated to the Purchasers concurrently with the execution and delivery of this
Agreement.

                  "Sellers Indemnified Parties" has the meaning given to it in
Section 11.1(c).

                  "Subsidiary" of any Person means any corporation, limited
liability company, partnership, joint venture, trust, company or other entity
(i) the majority of the voting stock, partnership interests or other similar ownership interests of which is owned, directly or indirectly, by such Person and (ii) which is controlled by such Person. For purposes of this definition, a corporation, limited liability company, partnership, joint venture, trust or other entity is "controlled by" another Person if such other Person possesses, directly or indirectly, the power to vote 50% or more of the securities
(including partnership interests or other ownership interests) having ordinary voting power for the election of directors (or Persons performing similar functions) of such corporation, limited liability company, partnership, joint venture, trust or other entity or to direct or cause the direction of the day-to-day management and policies of such corporation, limited liability company, partnership, joint venture, trust or other entity, whether through voting rights, by contract or otherwise.

                  "Tangible Personal Property" means all machinery, equipment, spare parts, vehicles, furniture and other personal property owned or leased by a Purchased Entity which is the owner or operator (in its capacity as lessee or otherwise) of any of the Facilities, or supplied under any Contract for use by or incorporation into, any of the Facilities.

                  "Tax Returns" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any taxing authority with respect to any taxes, including, but not limited to, income and withholding taxes.

                  "Taxes" means all taxes, charges, duties, fees, levies or
other assessments imposed by any United States federal, state or local taxing authority, including but not limited to, excise, property, sales, use, value added, transfer, franchise, payroll, withholding, social security, unemployment, business license, occupation, stamp, environmental, workers compensation,
Pension Benefit Guaranty Corporation premiums or other taxes, including any interest, penalties or additions attributable thereto, excluding Federal and state income franchise, ad valorem and profits taxes.

                  "Third Party Claim" has the meaning given to it in Section
11.2(a).

                  "Transfer Taxes" has the meaning given to it in Section
9.2(a).

                  "Transition O&M Agreement" means the agreement between Ormat
Nevada and FPL Energy Operating Services, Inc., an Affiliate of the FPLE
Sellers, regarding transition of the operation of the Facilities after the
Closing.

                  1.2  Construction of Certain Terms and Phrases. Unless the
context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein,"
"hereby" and derivative or similar words refer to this entire Agreement; (iv)
the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) "include" or "including" means including without limiting the generality of any description preceding such term. Whenever this
Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a
Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                    ARTICLE 2
              SALE AND PURCHASE OF PURCHASED INTERESTS AND CLOSING

                  2.1 The Sale. On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement and in the Escrow Closing Agreement, on the date hereof each Seller severally, and not jointly and severally with any other Seller, agrees to sell to the Purchasers ,free and clear of all Liens
(other than liens described in clause (v) of the definition of Permitted Liens), and the Purchasers agree to purchase and pay for, the Purchased Interests set forth opposite such Seller's name on Schedule I hereto.

                  2.2 Purchase Price.

                                       10

                  As consideration for the Purchased Interests, on the terms and subject to the conditions set forth in this Agreement and in the Escrow Closing
Agreement, on the date hereof the Purchasers shall pay and transfer to the
Escrow Account by wire transfer of immediately available United States funds the following amounts (collectively, the "Purchase Price"):

                      (i) An amount of five million Dollars ($5,000,000.00) in
consideration for the Purchased Interests being sold by FPL Energy East Mesa
LLC;

                      (ii) An amount of three million Dollars ($3,000,000.00) in consideration for the Purchased Interests being sold by ESI Ormesa Equity
Holdings LLC;

                      (iii) An amount of one million two hundred sixty-one
thousand Dollars ($1,261,000.00) in consideration for the Purchased Interests being sold by ESI Ormesa IH Equity LLC;

                      (iv) An amount of five hundred thousand Dollars
($500,000.00) in consideration for the Purchased Interests being sold by ESI
Ormesa Holdings I LLC;

                      (v) An amount of five hundred thousand Dollars
($500,000.00) in consideration for the Purchased Interests being sold by FPL
Energy Geo East Mesa Partners, Inc.;

                      (vi) An amount of five million Dollars ($5,000,000.00) in
consideration for the Purchased Interests being sold by Caithness Imperial
Holdings I, LLC;

                      (vii) An amount of three million Dollars ($3,000,000.00)
in consideration for the Purchased Interests being sold by Caithness Imperial
Holdings IE, LLC;

                      (viii) An amount of one million two hundred sixty-one
thousand Dollars ($1,261,000.00) in consideration for the Purchased Interests being sold by Caithness Imperial Holdings IH, LLC;

                      (ix) An amount of five hundred thousand Dollars
($500,000.00) in consideration for the Purchased Interests being sold by
Caithness Diversified Holdings I, LLC; and

                      (x) An amount of five hundred thousand Dollars
($500,000.00) in consideration for the Purchased Interests being sold by
Caithness East Mesa, LLC.

                  2.3 Escrow and Closing. On the date hereof the Parties will execute and deliver to the Escrow Agent, at its offices at 1200 New Hampshire
Avenue, N.W. Washington, D.C., 20036 at 10:00 a.m., to hold in escrow in accordance with the provisions of the Escrow Closing Agreement, this Agreement and the certificates and other contracts, documents and instruments required to be delivered by the Parties under Articles 7 and 8. The transfer and delivery of the Purchased Interests to the Purchasers, and transfer of the Purchase Price to the Sellers, will take place on the Closing Date in accordance with the provisions of the Escrow Closing Agreement.

                                       11

                  2.4 Adjustment of Payment Amounts. The amounts paid by the
Purchasers under Section 2.2 will be adjusted in accordance with the procedure and adjustment provisions set forth in Schedule IV hereto.

                  2.5 Allocation of Payment Amounts. The Purchasers and the
Sellers agree to report the allocation of the Purchase Price among the Purchased
Interests in accordance with Section 2.2. In addition, the Purchasers and the
Sellers agree to allocate the amounts paid by the Purchasers under Section 2.2 among the Assets and Properties of the Purchased Entities: (i) sixty-seven percent (67%) to the power plant and equipment, (ii) one-half percent (0.5%) to other buildings and fixtures, (iii) two and one-half percent (2.5%) to personal property, (iv) two and one-half percent (2.5%) to the geothermal resource, and
(v) twenty-seven and one-half percent (27.5%) to the PPA.

                  2.6 Further Assurances. At any time and from time to time
after the Closing Date, at the reasonable and timely request of the Purchasers, and without further consideration, each of the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchasers and to confirm the Purchasers'
title (solely as and to the extent acquired in accordance with this Agreement)
to the Purchased Interests.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  3.1 Representations and Warranties of FPLE Sellers. As an
inducement to the Purchasers to enter into this Agreement and to consummate the transactions among the FPLE Sellers and the Purchasers contemplated hereby, each
FPLE Seller, severally, and not jointly and severally with any other Seller, represents and warrants with respect only to itself and any Related Purchased
Entity, as applicable and except as otherwise expressly set forth herein, that as of the date hereof:

                  (a) Organization, Standing and Power. Such FPLE Seller is a
corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable.

                  (b) Authority. With respect to any Related Purchased Entity, such FPLE Seller has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Purchased Interests owned by it. The execution and delivery by such FPLE Seller of this Agreement, and the performance by such FPLE
Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by such FPLE Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                                       12

                  (c) No Conflicts. The execution and delivery by such FPLE
Seller of this Agreement does not and the performance by such FPLE Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                     (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of incorporation and by-laws, or agreement of limited liability company and certificate of formation, as the case may be, or any resolution adopted by its board of directors; or

                     (ii) assuming that the consents, approvals and waivers
listed in Section 3.1(c) of the Sellers Disclosure Schedule (the "FPLE Sellers'
Consents") have been obtained and that the conditions set forth in Article 7 and
Article 8 have been satisfied, be in violation of or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration)
under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such
FPLE Seller is a party or by which it or any of the Purchased Interests owned by it may be bound, or result in the creation of a Lien on such Purchased
Interests; or

                     (iii) assuming that the FPLE Sellers' Consents have been
obtained, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any of its Assets and
Properties;

                  (d) Governmental Approvals; Filings. Except as set forth in
Section 3.1(d) of the Sellers Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such FPLE Seller or any Related Purchased Entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (e) Purchased Interests. Such FPLE Seller is the holder and beneficial owner of the Purchased Interests set forth opposite its name on
Schedule I, free and clear of all Liens except as set forth in Section 3.1(e) of the Sellers Disclosure Schedule.

                  (f) Legal Proceedings.

                     (i) Except as set forth in Section 3.1(f)(i) of the Sellers
Disclosure Schedule, to the Knowledge of such FPLE Seller, there are no actions or proceedings pending or threatened against such FPLE Seller or any Related
Purchased Entity which could reasonably be expected (A) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal, materially delaying or preventing the consummation of, or awarding damages as a result of, any of the transactions contemplated by this Agreement, or (B) individually or in the aggregate, to create a Related Purchased Entity
Material Adverse Effect; and

                     (ii) Except as set forth in Section 3.1(f)(ii) of the
Sellers Disclosure Schedule, to the Knowledge of such FPLE Seller, there are no
Orders issued since December 31, 2001 outstanding against such Seller or any
Related Purchased Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                                       13

                  (g) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such FPLE Seller directly with the Purchasers without the intervention of any Person on behalf of such FPLE Seller in such manner as to give rise to any valid claim by any Person against the Purchasers for a finder's fee, brokerage commission or similar payment.

                  (h) Solvency. Such FPLE Seller (i) is not entering into this
Agreement with actual intent to hinder, delay or defraud creditors, (ii) is not insolvent, (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of paying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Interests and the transactions contemplated by this
Agreement. The transfer of the Purchased Interests is not wrongful or fraudulent with respect to such FPLE Seller's creditors, and no creditor shall be entitled to bring any claim under any Law against such FPLE Seller or the Purchasers with respect to such transfer.

                  (i) Compliance with Laws and Orders. Except as set forth in
Section 3.1(i) of the Sellers Disclosure Schedule, since December 31, 2001, to the Knowledge of such FPLE Seller, neither such FPLE Seller nor any Related
Purchased Entity have received any written notice or other written communication from any Governmental or Regulatory Authority or any other Person regarding (i)
any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order, or any intention to conduct an investigation or review regarding any of the foregoing or (ii) any actual, alleged, possible or potential obligation on the part of any Related Purchased Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which could reasonably be expected to create or result in a Material Adverse
Effect upon any Related Purchased Entity.

                  (j) Financial Statements. Such FPLE Seller has previously
furnished to the Purchasers a copy of the audited financial statements
(including balance sheet, statement of income and statement of cash flows) as of
December 31, 2001 for Ormesa Geothermal and GEM Resources, and a copy of the unaudited financial statements (including balance sheet, statement of income and statement of cash flows) for the year ended December 31, 2001 for each other
Purchased Entity other than ESI Ormesa IE Resources LLC (the "unaudited financial statements" and collectively with the audited financial statements, the "Financial Statements"). The unaudited financial statements of each Related
Purchased Entity were prepared from and in accordance with the Books and Records thereof, and to the Knowledge of such FPLE Seller, were prepared in conformity with GAAP.

                  (k) Absence of Certain Changes. Since December 31, 2001, in
the case of Ormesa Geothermal and GEM Resources, and the date of the unaudited financial statement for each of the other Related Purchased Entities set forth in Section 3.1(j), as the case may be, except as disclosed in Section 3.1(k) of the Sellers Disclosure Schedule, to the Knowledge of such FPLE Seller, no
Related Purchased Entity has:

                     (i) incurred, permitted or allowed any of its Assets and
Properties to be subjected to any Lien, other than Liens existing on the date hereof or Permitted Liens;

                                       14

                     (ii) incurred or created any indebtedness or obligation,
or assumed or guaranteed (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) any indebtedness or obligation of any other Person;

                     (iii) sold, transferred, leased, or otherwise disposed of
any Assets and Properties, except in the ordinary course of business consistent with past practice;

                     (iv) incurred any material liabilities or obligations which would be required by GAAP to be shown on its balance sheet or the footnotes thereto;

                     (v) suffered any damage, destruction or casualty loss
(whether or not covered by insurance) in excess of $50,000.00;

                     (vi) entered into any transaction outside the ordinary
course of its business;

                     (vii) renegotiated, amended, waived in writing or
terminated (partially or completely) any Material Contract to which it is a party, or any Environmental Permit or License related to the ownership and operations of any Facility;

                     (viii) made any payment, loan or advance to, or entered
into any agreement, arrangement or transaction with, any of its partners or their Affiliates, or any business or entity in which any of its partners or their Affiliates, or any directors, officers members, managers or employees of any of the foregoing have either a direct or indirect interest that will continue in effect beyond the Closing other than in the ordinary course of the business of such Related Purchased Entity;

                     (ix) changed its organizational documents;

                     (x) reached any understanding or entered into any Contract or commitment (contingent or otherwise) to do or engage in, or which could result in any of the foregoing.

                  (l) Regulatory Status. On November 5, 1990 and May 11, 1989,
the GEM Facility and Ormesa I Facility, respectively, were each certified as a
"qualifying small power production facility" pursuant to the Public Utility
Regulatory Policies Act of 1978 and the related implementing regulations (a
"QF"). To the Knowledge of such FPLE Seller, neither it nor any Related
Purchased Entity have received any written notice from any Governmental or
Regulatory Authority of any claim, action, proceeding or investigation denying, challenging or otherwise questioning the status of either Facility as a QF.

                  (m) Real Property. Section 3.1(m) of the Sellers' Disclosure
Schedule sets forth all of the geothermal leases pursuant to which real property is leased by any Related Purchased Entity and used or held for use in connection with its business. Except as set forth in Section 3.1(m) of the Sellers
Disclosure Schedule, to the Knowledge of such FPLE Seller, since December 31,
2001, no Related Purchased Entity has been in material default under any of the leases listed thereon.

                                       15

                  (n) Tangible Personal Property. The list of personal property set forth in Section 3.1(n) of the Sellers Disclosure Schedule includes all
Tangible Personal Property with a value exceeding $10,000.00 that is included in, or used in the operation of, the Facility.

                  (o) Material and other Contracts.

                     (i) Except as set forth on Schedule 3.1(o)(i) of the
Sellers Disclosure Schedule, to the Knowledge of such FPLE Seller, neither it nor any Related Purchased Entity have received written notice from any other party to a Material Contract to the effect that any Related Purchased Entity is in violation or breach of or default under any Material Contract to which such
Related Purchased Entity is a party (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract).

                     (ii) Section 3.1(o)(ii) of the Sellers Disclosure Schedule
contains a list of all Contracts (excluding, for the avoidance of doubt,
Environmental Permits and other Licenses) with a value or consideration in excess of $50,000.00 to which any Related Purchased Entity, to such FPLE
Seller's Knowledge, is a party, or has been a party since December 31, 2001, and by which any Related Purchased Entity or any of its assets may be bound or affected as of the date hereof. To the Knowledge of such FPLE Seller, no
Contract (excluding, for the avoidance of doubt, Environmental Permits and other
Licenses) required to be set forth thereon has been amended or assigned except as set forth in Section 3.1(o) of the Sellers Disclosure Schedule. To the
Knowledge of such FPLE Seller, no Related Purchased Entity is a party to any series of related Contracts (excluding, for the avoidance of doubt,
Environmental Permits and other Licenses) in effect as of the date hereof that in the aggregate have a value or consideration in excess of $150,000.00 which are not listed on Section 3.1(o) of the Sellers Disclosure Schedule.

                  (p) Insurance. Except as set forth in Section 3.1(p) of the
Sellers Disclosure Schedule, to the Knowledge of such FPLE Seller, there are no outstanding claims under or in respect of any insurance policy to which any
Related Purchased Entity is a party or which provides coverage to or for the benefit of or with respect to any Related Purchased Entity or any Facility.

                  (q) Disclosure. The copies of written materials concerning any
Related Purchased Entity and the Facility operated by its Related Purchased
Entity that such FPLE Seller has made available for inspection and reproduction by the Purchasers or their Representatives constitute accurate copies of the originals thereof, and to the Knowledge of such FPLE Seller, the files and records that such FPLE Seller made available for inspection and reproduction by the Purchasers or their Representatives constitute all documents (other than the
Excluded Records) that contain material factual information in the possession of such FPLE Seller concerning its Related Purchased Entities and such Facility.

                  3.2 Representations and Warranties of Caithness Sellers. As an
inducement to the Purchasers to enter into this Agreement and to consummate the transactions among the Caithness Sellers and the Purchasers contemplated hereby, each Caithness Seller, severally, and not jointly and severally with any other
Seller, represents and warrants with respect only to itself

                                       16

and its Related Purchased Entity, as applicable and except as otherwise expressly set forth herein, that as of the date hereof:

                  (a) Organization, Standing and Power. Such Caithness Seller is
a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation.

                  (b) Authority. With respect to its Related Purchased Entity, such Caithness Seller has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Purchased Interests owned by it. The execution and delivery by such Caithness Seller of this Agreement, and the performance by such
Caithness Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by such Caithness Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                  (c) No Conflicts. The execution and delivery by such Caithness
Seller of this Agreement does not and the performance by such Caithness Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                     (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of formation and limited liability company agreement, or any resolution adopted by the board of directors of Caithness; or

                     (ii) assuming that the consents, approvals and waivers
listed in Section 3.2(c) of the Sellers Disclosure Schedule (the "Caithness
Sellers' Consents") have been obtained and that the conditions set forth in
Article 7 and Article 8 have been satisfied, be in violation of or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Caithness Seller is a party or by which it or any of the Purchased
Interests owned by it may be bound, or result in the creation of a Lien on such
Purchased Interests; or

                     (iii) assuming that the Caithness Sellers' Consents have
been obtained, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any of its Assets and
Properties;

                  (d) Governmental Approvals; Filings. Except as set forth in
Section 3.2(d) of the Sellers Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Caithness Seller or any Related Purchased Entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                       17

                  (e) Purchased Interests. Such Caithness Seller is the holder and beneficial owner of the Purchased Interests set forth opposite its name on
Schedule I, free and clear of all Liens except as set forth in Section 3.2(e) of the Sellers Disclosure Schedule.

                  (f) Legal Proceedings.

                     (i) Except as set forth in Section 3.2(f)(i) of the Sellers
Disclosure Schedule, to the Knowledge of such Caithness Seller, there are no actions or proceedings pending or threatened against such Caithness Seller or its Related Purchased Entity which could reasonably be expected (A) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal, materially delaying or preventing the consummation of, or awarding damages as a result of, any of the transactions contemplated by this
Agreement, or (B) individually or in the aggregate, to create a Related
Purchased Entity Material Adverse Effect; and

                     (ii) Except as set forth in Section 3.2(f)(ii) of the
Sellers Disclosure Schedule, to the Knowledge of such Caithness Seller, there are no Orders issued since December 31, 2001 outstanding against such Seller or any Related Purchased Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (g) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such Caithness
Seller directly with the Purchasers without the intervention of any Person on behalf of such Caithness Seller in such manner as to give rise to any valid claim by any Person against the Purchasers for a finder's fee, brokerage commission or similar payment.

                  (h) Solvency. Such Caithness Seller (i) is not entering into this Agreement with actual intent to hinder, delay or defraud creditors, (ii) is not insolvent, (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of paying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Interests and the transactions contemplated by this
Agreement. The transfer of the Purchased Interests is not wrongful or fraudulent with respect to such Caithness Seller's creditors, and no creditor shall be entitled to bring any claim under any Law against such Caithness Seller or the
Purchasers with respect to such transfer.

                  (i) Compliance with Laws and Orders. Except as set forth in
Section 3.2(i) of the Sellers Disclosure Schedule, since December 31, 2001, to the Knowledge of such Caithness Seller, neither such Caithness Seller nor its
Related Purchased Entity have received any written notice or other written communication from any Governmental or Regulatory Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order, or any intention to conduct an investigation or review regarding any of the foregoing or (ii) any actual, alleged, possible or potential obligation on the part of any Related Purchased
Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which could reasonably be expected to create or result in a Material Adverse Effect upon its Related Purchased Entity.

                                       18

                  (j) Absence of Certain Changes. Since December 31, 2001, in
the case of Ormesa Geothermal and GEM Resources, and the date of the unaudited financial statement for each of the other Related Purchased Entities set forth in Section 3.1(j), as the case may be, except as disclosed in Section 3.2(j) of the Sellers Disclosure Schedule, to the Knowledge of such Caithness Seller, no
Related Purchased Entity has:

                     (i) incurred, permitted or allowed any of its Assets and
Properties to be subjected to any Lien, other than Liens existing on the date hereof or Permitted Liens;

                     (ii) incurred or created any indebtedness or obligation, or assumed or guaranteed (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) any indebtedness or obligation of any other Person;

                     (iii) sold, transferred, leased, or otherwise disposed of
any Assets and Properties, except in the ordinary course of business consistent with past practice;

                     (iv) incurred any material liabilities or obligations which would be required by GAAP to be shown on its balance sheet or the footnotes thereto;

                     (v) suffered any damage, destruction or casualty loss
(whether or not covered by insurance) in excess of $50,000.00;

                     (vi) entered into any transaction outside the ordinary
course of its business;

                     (vii) renegotiated, amended, waived in writing or
terminated (partially or completely) any Material Contract to which it is a party, or any Environmental Permit or License related to the ownership and operations of any Facility;

                     (viii) made any payment, loan or advance to, or entered
into any agreement, arrangement or transaction with, any of its Affiliates, or any business or entity in which any of its partners or their Affiliates, or any directors, officers members, managers or employees of any of the foregoing have either a direct or indirect interest that will continue in effect beyond the
Closing other than in the ordinary course of the business of such Related
Purchased Entity;

                     (ix) changed its organizational documents;

                     (x) reached any understanding or entered into any Contract or commitment (contingent or otherwise) to do or engage in, or which could result in any of the foregoing.

                  (k) Regulatory Status. On November 5, 1990 and May 11, 1989,
the GEM Facility and Ormesa I Facility, respectively, were each certified as a
QF. To the Knowledge of such Caithness Seller, neither it nor any Related
Purchased Entity have received any written notice from any Governmental or
Regulatory Authority of any claim, action, proceeding or investigation denying, challenging or otherwise questioning the status of either Facility as a QF.

                                       19

                  (l) Real Property. To the Knowledge of such Caithness Seller, such Caithness Seller has no reason to believe that the list of the geothermal leases pursuant to which real property is leased by any Related Purchased Entity and used or held for use in connection with its business set forth on Section
3.2(l) does not include all geothermal leases so used or held for use. Except as set forth in Section 3.2(l) of the Sellers Disclosure Schedule, to the Knowledge
of such Caithness Seller, since December 31, 2001, no Related Purchased Entity has been in material default under any of the leases listed thereon.

                  (m) Tangible Personal Property. To the Knowledge of such
Caithness Seller, such Caithness Seller has no reason to believe that the list of Tangible Personal Property set forth in Section 3.1(n) of the Sellers
Disclosure Schedule does not include all Tangible Personal Property with a value exceeding $10,000.00 that is included in, or used in the operation of, any
Facility.

                  (n) Material and other Contracts.

                     (i) Except as set forth in Section 3.2(n) of the Sellers
Disclosure Schedule, to the Knowledge of such Caithness Seller, neither it nor any Related Purchased Entity have received written notice from any other party to a Material Contract to the effect that any Related Purchased Entity is in violation or breach of or default under any Material Contract to which such
Related Purchased Entity is a party (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract).

                     (ii) To such Caithness Seller's Knowledge, Section 3.2(n)
of the Sellers Disclosure Schedule contains a list of all Contracts (excluding, for the avoidance of doubt, Environmental Permits and other Licenses) with a value or consideration in excess of $50,000.00 to which any Related Purchased
Entity, to such Caithness Seller's Knowledge, is a party, or has been a party since December 31, 2001, and by which any Related Purchased Entity or any of its assets may be bound or affected as of the Closing Date. To the Knowledge of such
Caithness Seller, no Contract (excluding, for the avoidance of doubt,
Environmental Permits and other Licenses) required to be set forth thereon has been amended or assigned except as set forth in Section 3.2(n) of the Sellers
Disclosure Schedule. To the Knowledge of such Caithness Seller, no Related
Purchased Entity is a party to any series of related Contracts (excluding, for the avoidance of doubt, Environmental Permits and other Licenses) in effect as of the Closing Date that in the aggregate have a value or consideration in excess of $150,000.00 which are not listed on Section 3.2(n) of the Sellers
Disclosure Schedule.

                  (o) Insurance. Except as set forth in Section 3.2(o) of the
Sellers Disclosure Schedule, to the Knowledge of such Caithness Seller, there are no outstanding claims under or in respect of any insurance policy to which any Related Purchased Entity is a party or which provides coverage to or for the benefit of or with respect to any Related Purchased Entity or any Facility.

                  (p) Disclosure. The copies of written materials concerning any
Related Purchased Entity and the Facility operated by its Related Purchased
Entity that such Caithness Seller has made available for inspection and reproduction by the Purchasers or their Representatives constitute accurate copies of the originals thereof, and to the Knowledge of such

                                       20

Caithness Seller, the files and records that such Caithness Seller has made available for inspection and reproduction by the Purchasers or their
Representatives constitute all documents (other than the Excluded Records) that contain material factual information in the possession of such Caithness Seller concerning its Related Purchased Entities and such Facility.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser severally, and not jointly and severally,
represents and warrants with respect only to itself, to the Sellers that as of the date hereof:

                  4.1 Corporate Existence. Each Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

                  4.2 Authority. The execution and delivery by each Purchaser of this Agreement and the performance by each Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by each
Purchaser and constitutes the legal, valid and binding obligation of each
Purchaser enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                  4.3 No Conflicts. The execution and delivery by each Purchaser of this Agreement, the performance by each Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of each
Purchaser or any resolution adopted by its board of directors;

                  (b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which each Purchaser is a party or by which any of its respective Assets and Properties may be bound; or

                  (c) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to each Purchaser or any of its
Assets and Properties.

                  4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of each Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  4.5 Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of each Purchaser, threatened against it or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or

                                       21

otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  4.6 Brokers and Investment. All negotiations relative to this
Agreement and the transactions contemplated hereby have been carried out by each
Purchaser, or an Affiliate thereof, directly with the Sellers without the intervention of any other Person on behalf of each Purchaser in such manner as to give rise to any valid claim by any Person (including, for the avoidance of doubt, any Affiliate of each Purchaser) against the Sellers for a finder's fee, brokerage commission or similar payment.

                  4.7 Absence of Regulation. None of the Purchasers is subject to regulation as an "electric utility company," "public utility company" or
"holding company" under the Public Utility Holding Company Act of 1935, as amended. None of the Purchasers is an "investment company" or a company
"controlled" by an "investment company" within the meaning of the Investment
Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended.

                  4.8 Purchase for Investment. The Purchasers are acquiring the
Purchased Interests for investment for their own account, and not with a view to resell or distribute any part thereof; neither Purchaser has a present intention to sell, grant a participation in or otherwise distribute the Purchased
Interests; provided, however, that the right to dispose of the Purchased
Interests shall be entirely within the sole discretion of the Purchasers. The
Purchasers understand and acknowledge that the Purchased Interests have not been registered under the Securities Act of 1933, as amended, or under any applicable blue sky or state securities law, and agree that any sale by the Purchasers of such interests may only be made in compliance therewith.

                  4.9 Financing. The Purchasers have sufficient cash and/or
access to sufficient cash through their Affiliates to make the payments required under Section 2.2 of this Agreement.

                  4.10 Knowledgeable Purchasers. The Purchasers (i) are
represented by competent legal, tax and financial counsel in connection with the negotiation, execution and delivery of this Agreement, (ii) together with their
Affiliates, have sufficient knowledge and experience in owning, managing and operating power generating facilities to enable them to evaluate the Purchased
Entities, the Facilities and the business of the Purchased Entities, and the technical, commercial, financial, legal, regulatory and other risks associated with owning the Purchased Interests, and (iii) acknowledge that pursuant to this
Agreement they will have, prior to the date hereof, performed and requested all due diligence that they have deemed necessary to perform in order to evaluate and close the transactions contemplated hereby, and that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, they have relied on their own independent investigation, analysis and evaluation of the Purchased Entities, the Facilities, and the
assets, properties, business, financial condition and prospects of the Purchased
Entities and upon the express representations, warranties and covenants in this
Agreement and in any certificate delivered at the Closing.

                                       22

                                    ARTICLE 5
                            COVENANTS OF THE SELLERS

                  Each Seller severally, and not jointly and severally with any other Seller, covenants and agrees with the Purchasers with respect to itself and each Related Purchased Entity that, from the date hereof to the Closing Date
(or, with respect to the covenants and agreements contained in Section 5.3, until fully performed), such Seller will comply with all covenants and provisions of this Article 5, except to the extent the Purchasers may otherwise consent in writing.

                  5.1 Access of the Purchasers. The Sellers will provide or
cause to be provided to the Purchasers and their Representatives, at their sole cost and expense, reasonable access, upon reasonable prior notice and during normal business hours, to the officers and agents of the Sellers and Purchased
Entities who have any responsibility for the Purchased Entities or any Facility, and to the Sellers' and Purchased Entities' accountants, and shall provide the
Purchasers and their Representatives with access to the Facilities and the Books and Records of the Purchased Entities (other than the Excluded Records);
provided that no investigation pursuant to this Section by the Purchasers will affect, or limit liability for, any representation or warranty of the Sellers contained in Article 3 and Article 5 of this Agreement.

                  5.2 Performance Until Closing. Until the Closing Date, the
Sellers shall be responsible for all amounts payable under the Contracts and for the timely and full performance of all obligations of each Purchased Entity thereunder, and the enforcement of all provisions thereof.

                  5.3 Certain Restrictions. Except as the Purchasers may
specifically authorize in writing, and except for those certain capital expenditures that will be funded and undertaken by the Sellers prior to the
Closing pursuant to the terms and conditions of the Letter Agreement Concerning
Capital Expenditures, and except for any undertakings by the Sellers to satisfy or settle the claims of MMS or BLM with respect to the Royalty Payment
Liabilities (as such terms are defined in the MMS Audit Letter), and except for any undertaking by the Sellers to satisfy or settle the Disputed Payment (as such term is defined in the IID Letter), the Sellers will cause the Purchased
Entities not to:

                  (a) (i) declare, set aside for payment or make any
distributions with respect to any of their Equity Interests; (ii) redeem, purchase or otherwise acquire any of their Equity Interests or any rights, warrants or options for, or securities convertible into, Equity Interests; or
(iii) split, combine or reclassify any of their Equity Interests or issue or authorize the issuance of, or grant any registration rights with respect to, any
Equity Interests in lieu of or in substitution for any of their Equity
Interests;

                  (b) issue, deliver, sell, pledge, dispose of or otherwise
subject to any Lien any of their Equity Interests, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such Equity Interests, voting securities or convertible securities or equity equivalent;

                                       23

                  (c) incur, permit or allow any Lien on any of their Assets and
Properties, other than Liens existing on the date hereof and Permitted Liens;

                  (d) incur or create any indebtedness or obligation, or assume or guarantee (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) any indebtedness or obligation of any other Person;

                  (e) sell, convey, transfer, lease or otherwise dispose of any
Assets and Properties, except in the ordinary course of business consistent with past practice;

                  (f) incur any material liabilities or obligations which would be required by GAAP to be shown on their balance sheet or the footnotes thereto;

                  (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or acquiring by any other manner, any business or any corporation, partnership, association or other Person;

                  (h) alter through merger, liquidation, reorganization,
restructuring or in any other fashion their legal nature or ownership;

                  (i) change their incorporation, formation, partnership
agreement or any other organizational documents;

                  (j) change their accounting methods or practices (including any change in depreciation or amortization policies, or rates thereof);

                  (k) revalue any their assets, make any Tax election, change any annual Tax accounting period, amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a
Tax refund or fail to make the payments or consent to an extension or waiver of the limitations period applicable to any Tax claim or assessment; provided, however, for avoidance of doubt, that a Tax claim shall not include any claim related to Minerals Management Service of the U.S. Department of Interior;

                  (l) pay, discharge or satisfy any obligation or liability
other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of obligations or liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or notes thereto) or incurred in the ordinary course of business consistent with past practice;

                  (m) enter into, amend or modify in any material way, terminate
(partially or completely), grant any waiver of any material term under, or give any material consent with respect to any Material Contract, Environmental Permit or License related to the ownership and operation of any Facility or any other aspect of the business of a Purchased Entity or any other Contract, if any of such actions with respect to such other Contracts would result in a Material
Adverse Effect; or

                  (n) enter into any understanding or any Contract to do or
engage in, or which could result in, any of the foregoing. Notwithstanding any other terms or provisions of this

                                       24

Agreement to the contrary, the Sellers shall be authorized and entitled to use cash available to any of the Purchased Entities on or prior to the Closing
(including any cash presently held by any third party in a deposit account or otherwise that will be released as of the Closing to any of the Purchased
Entities and that has not been included in the Estimated Adjustment Statement for purposes of making the adjustment to the Purchase Price pursuant to Section
2.4 hereof) for any of the following purposes: (i) to make any payments or distributions with respect to any of the Equity Interests held by any of the
Sellers or any other holder of any Equity Interest in any of the Purchased
Entities prior to Closing; or (ii) to pay, discharge or satisfy any obligation or liability of any Purchased Entity to any Ormesa Entity, to any Seller or to
any Affiliate of any Seller, including any Intercompany Obligations.

                  5.4 Financial Statements. On or before May 5, 2002, the FPLE
Sellers will furnish to the Purchasers a copy of the unaudited financial statements (including balance sheet, statement of income and statement of cash flows) for the period ending March 31, 2002 for each of the Purchased Entities other than ESI Ormesa IE Resources LLC, each of which will be prepared from and in accordance with the Books and Records of such Purchased Entity and, to the
Knowledge of each FPLE Seller, in conformity with GAAP.

                  5.5 Permits. The Sellers will use commercially reasonable
efforts to cause each Purchased Entity (a) to maintain in effect all its existing Licenses and Environmental Permits and (b) to obtain any additional
Licenses and Environmental Permits not already issued, that are required in connection with the normal course of business as conducted by such Purchased
Entity as of the date hereof.

                  5.6 Books and Records. On or before the Closing Date, the
Sellers will cause all Books and Records (other than the Excluded Records)
belonging or relating to a Purchased Entity that are required for the day-to-day operations of the Purchased Entities to be in the possession of such Purchased
Entity, and the Sellers will make such Books and Records (other than the
Excluded Records) available to such Persons as the Purchasers shall instruct. No later than thirty (30) days after the Closing Date, the Sellers will cause all remaining Books and Records (other than the Excluded Records) belonging to or relating to a Purchased Entity to be in the possession of such Purchased Entity and the Sellers will make such Books and Records (other than the Excluded
Records) available to such Persons as the Purchasers shall instruct.

                  5.7 Operation in the Ordinary Course of Business. Except for
those certain capital expenditures that will be funded and undertaken by the
Sellers prior to the Closing pursuant to the terms and conditions of the Letter
Agreement Concerning Capital Expenditures, the Sellers will cause each Purchased
Entity to operate only in accordance with the Material Contracts, and any other
Contract (except to the extent failure to so operate would not result in a
Material Adverse Effect) to which it is a party, as set forth in Section 3.1(o)
of the Sellers Disclosure Schedule, and the Sellers will comply with all terms of such Contracts with respect to the Facility and the Purchased Entity.

                  5.8 No Negotiations. Neither the Sellers nor any of their
affiliates, advisors or agents shall, directly or indirectly, initiate discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group

                                       25

involving the possible sale, directly or indirectly, transfer or joint venture of any Purchased Entity, its business or assets, or the Purchased Interests to any person other than the Purchasers.

                  5.9 Notice. Each Seller will promptly notify the Purchasers of the occurrence of any breach of any covenant of such Seller in this Article 5.

                                    ARTICLE 6
                           COVENANTS OF THE PURCHASERS

                  The Purchasers covenant and agree with the Sellers that they will comply with all covenants and provisions of this Article 6, except to the extent the Sellers may otherwise consent in writing.

                  6.1 Use of Certain Names. As soon as practicable, and in all events within ninety (90) days after the Closing, the Purchasers shall cause each Purchased Entity to eliminate any reference to the Sellers or their
Affiliates or any word or expression constituting an abbreviation of the
Sellers' or their Affiliates' names from the names under which such Purchased
Entity conducts business, and all of the foregoing words, expressions and abbreviations shall be removed from the property, stationery and literature of such Purchased Entity, and thereafter, the Purchasers and such Purchased Entity shall not use any logos, trademarks or tradenames, belonging to the Sellers or any Affiliate thereof.

                  6.2 Contract Security. Promptly, but in no event later than ten (10) Business Days following the Closing, the Purchasers will, or will cause the relevant Purchased Entity to, deliver substitute bonds, guarantees, letters of credit or other security sufficient to cause the beneficiaries of the bonds, guarantees, letters of credit or other security described on Exhibit IV hereto to release their interest therein and, to the extent any funds are delivered to the Purchasers or any Purchased Entity following any such release of any bonds, guarantees, letters of credit or other security described on Exhibit IV hereto following the Closing, the Purchasers will, or will cause such Purchased Entity to, promptly pay such funds to the Sellers.

                  6.3 Books and Records. Upon prior written request from the
Sellers, the Purchasers shall use reasonable efforts to grant, and cause the
Purchased Entities to grant, the Sellers access during regular business hours to such Books and Records that the Sellers may reasonably require in connection with ongoing settlement negotiations with MMS or IID relating to matters addressed in the MMS Audit Letter or the IID Letter, as the case may be, or in connection with future matters addressed in the SCE Letter.

                                    ARTICLE 7
                            DELIVERIES OF THE SELLERS

                  On or prior to the date hereof, each and all of the Sellers shall irrevocably deliver to the Escrow Agent the following documents (all or any of which may be waived in whole or in part by the Purchasers in their sole discretion by notice to the Sellers and the Escrow Agent):

                  7.1 Sale and Purchase Agreement. This Sale and Purchase
Agreement.

                  7.2 Escrow Closing Agreement. The Escrow Closing Agreement.

                                       26

                  7.3 Officers' Certificates. A certificate, dated the date
hereof and executed by an officer of the respective Seller, reasonably satisfactory in form and substance to the Purchasers, as to the matters set forth in Section 3.1 and 3.2, as the case may be with respect to the relevant
Seller, and a certificate, dated the date hereof and executed by the Secretary or any Assistant Secretary of each Seller, reasonably satisfactory in form and substance to the Purchasers.

                  7.4 Transfer Instruments. A transfer instrument, dated as of the Closing Date, in the form attached hereto as Exhibit III, with respect to each Purchased Interest held by each Seller.

                  7.5 Release. A Release dated the date hereof, together with evidence, which may be in the form of a certificate from an authorized officer of such Seller, that each Seller and its Affiliates have repaid to each
Purchased Entity all outstanding indebtedness that such Seller and its
Affiliates may owe such Purchased Entity.

                  7.6 Good Standing. Certificates, dated as of a date no more than ten (10) days prior to the date hereof, duly issued by the appropriate authorities, showing that the Sellers are in good standing in their respective jurisdiction of formation and the Purchased Entities are in good standing and authorized to do business in the jurisdiction of their formation and any other jurisdiction in which they are conducting business.

                  7.7 MMS Audit Letter. The MMS Audit Letter.

                  7.8 IID Letter. The IID Letter.

                  7.9 Transition Operations. The Transition O&M Agreement.

                  7.10 Letter Agreement Concerning Capital Expenditures. The
Letter Agreement Concerning Capital Expenditures.

                  7.11 Irrevocable Bank Instructions. The Irrevocable Bank
Instructions.

                  7.12 Note Cancellation Agreements. The Note Cancellation
Agreements.

                  7.13 Royalty Termination Agreement. The Royalty Termination
Agreement.

                  7.14 O&M Termination Agreements. The O&M Termination
Agreements.

                  7.15 SCE Letter. The SCE Letter.

                  7.16 Ormat Technologies Letter. The Ormat Technologies Letter.

                                    ARTICLE 8
                          DELIVERIES OF THE PURCHASERS

                  On or prior to the date hereof, each and all of the Purchasers shall irrevocably deliver to the Escrow Agent the following documents (all or any of which may be waived in

                                       27

whole or in part by the Sellers in their sole discretion by notice to the
Purchasers and the Escrow Agent):

                  8.1 Sale and Purchase Agreement. This Sale and Purchase
Agreement.

                  8.2 Escrow Closing Agreement. The Escrow Closing Agreement.

                  8.3 Officers' Certificates. A certificate, dated the date
hereof and executed by an officer of each Purchaser, reasonably satisfactory in form and substance to the Sellers, as to the matters set forth in Article 4, and a certificate, dated the date hereof and executed by the Secretary or any
Assistant Secretary of each Purchaser, reasonably satisfactory in form and substance to the Sellers.

                  8.4 Good Standing. Certificates, dated as of a date no more than ten (10) days prior to the date hereof, duly issued by the appropriate authorities, showing that the Purchasers are in good standing and authorized to do business.

                  8.5 MMS Audit Letter. The MMS Audit Letter.

                  8.6 IID Letter. The IID Letter.

                  8.7 Transition Operations. The Transition O&M Agreement.

                  8.8 Letter Agreement Concerning Capital Expenditures. The
Letter Agreement Concerning Capital Expenditures.

                  8.9 Irrevocable Bank Instructions. The Irrevocable Bank
Instructions.

                  8.10 Ormat Technologies Letter. The Ormat Technologies Letter.

                  8.11 SCE Letter. The SCE Letter.

                  8.12 No Broker Fees Letter. Letter from the Purchasers,
addressed to the Sellers, regarding certain matters addressed in Section 4.6 (no broker fees).

                  8.13 Transfer Instruments. A transfer instrument, dated as of the Closing Date, in the form attached hereto as Exhibit III, with respect to each Purchased Interest held by each Seller.

                                    ARTICLE 9
                                   TAX MATTERS

                  9.1 Representations, Warranties and Covenants. Each FPLE
Seller, severally and not jointly with any other Seller, represents, warrants and covenants with respect to itself and any Related Purchased Entity that, and each Caithness Seller, severally and not jointly with any other Seller, to such
Caithness Seller's Knowledge, represents, warrants and covenants with respect to itself and any Related Purchased Entity that, as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date:

                                       28

                  (a) (i) Each Related Purchased Entity has filed when due all
Tax Returns that are required to be filed by it on or before the Closing Date;
(ii) such returns were prepared in the manner required by applicable Laws and are true, correct, and complete in all material respects; and (iii) each Related
Purchased Entity has timely paid all Taxes imposed on or incurred by it as shown on such Tax Returns as being owed. Neither the Sellers nor the Purchased
Entities have been notified of any claim or potential claim by any tax authority for unpaid Taxes relating to events or periods before the Closing Date. No waiver of any statute of limitations is in effect with respect to any Tax
Returns. Each Related Purchased Party is a partnership or disregarded as an entity separate from its owner for federal and California state and local income tax purposes and neither any Seller nor its Related Purchased Entity has taken a position on any Tax Return that is inconsistent with this treatment. The
Facility Lease is a true lease for federal and California state and local income tax purposes. There have not been any tax audits with respect to the Facility or related transactions and no claims have been made by any Seller or its Related
Purchased Entity under any tax indemnities in the Facility Lease. As of the
Closing Date, no Purchased Entity will be a party to any Tax sharing or Tax indemnity agreement, other than any tax indemnities in its favor in connection with the Facility Lease and no Purchased Entity has, or will have as of the
Closing Date, any obligations or liabilities under any Tax sharing or Tax indemnity arrangements previously in effect. The Sellers are not foreign persons within the meaning of Section 1445 of the Code. All monies required to be withheld by each Purchased Entity for income Taxes and social security and other payroll Taxes have been collected or withheld with respect to employees, and either paid to the respective taxing authorities or set aside in accounts for such purpose.

                  (b) No "check-the-box" elections have been filed pursuant to
Treasury Regulations ss. 301.7701-3 for the Purchased Entities within the
60-month period ending on the Closing date.

                  (c) True and complete copies of all Tax Returns and all
schedules thereto filed by, or on behalf of, each Purchased Entity for all prior taxable years have been (or will be upon request) made available to the
Purchasers for inspection.

                  9.2 Tax Matters.

                  (a) Transfer Taxes. The Sellers, on the one hand, and the
Purchasers, on the other, shall bear in equal portions and pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees
("Transfer Taxes") if any, arising out of or in connection with the sale of the
Purchased Interests pursuant to this Agreement.

                  (b) Pre-Closing Taxes and Overlap Period Taxes. The Sellers
shall be responsible for all Pre-Closing Taxes and for Overlap Period Taxes to
the extent they relate to events or periods through 12:00 a.m. (California time)
on the Closing Date. Purchasers shall bear all supplemental or other state and local real and personal property taxes which arise out of a change in ownership of the Purchased Entities. The Sellers shall prepare and file, or cause to be filed, Tax Returns for Pre-Closing Taxes. The Purchasers shall prepare and file
Tax Returns for Overlap Period Taxes, and will supply the Sellers with a draft of any such returns and a written request for payment of the Sellers' share of such Taxes. The Purchasers' preparation of any such Tax Returns shall be subject to the Sellers' approval, which shall not be unreasonably

                                       29

withheld or delayed. Payments of the Sellers' share must be made to the
Purchasers by wire transfer within thirty (30) business days after such request.
Liability for Overlap Period Taxes will be allocated between the Sellers and the
Purchasers (i) in the case of Taxes based on gross receipts or income, on a closing of the books method and (ii) in the case of Taxes not based on gross receipts or income (e.g., property taxes) a fraction, the denominator of which is the total number of days in the Tax period and the numerator of which for the
Seller is the number of days in the Tax period ending on the Closing Date and for the Purchaser is the number of days in the Tax period after the Closing
Date. The parties agree to cooperate with one another with respect to preparing and filing Tax Returns.

                  (c) Refunds. Any refund or credit of Pre-Closing Taxes or
Overlap Period Taxes paid by the Sellers shall be for the benefit of the
Sellers. The Purchasers shall pay any such refund to the Sellers within thirty
(30) days after the Purchasers or any Purchased Entity receive such refund or actually realize the benefit of such credit.

                  (d) Contests. The Purchasers agree that, in the event the
Purchasers or any Purchased Entity receive notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Pre-Closing Taxes or Overlap Period Taxes for which the Sellers may be liable under Section 9.2(b), the Purchasers will notify the Sellers in writing promptly after receipt of such notice. The Purchasers will be entitled to control any Tax contest, except to the extent that responsibility for the disputed Tax liability falls solely on the Sellers, in which case the Sellers will be entitled to control the Tax contest; provided, however, that if responsibility for the disputed Tax liability falls solely on the Sellers but the contest involves issues that may recur on a later Tax Return of a Purchased Entity or the Purchasers with respect to a Purchased Entity, the
Sellers will not settle such Tax contest without the prior written consent of the Purchasers, such consent not to be unreasonably withheld or delayed. The
Sellers shall notify the Purchasers in writing within thirty (30) business days following receipt of the notice from the Purchasers described in this paragraph
9.2(d) that the Sellers assume control over the contest if so entitled. Each party will bear its own expenses, and the controlling party will keep the other party informed of developments in the case. The noncontrolling party or parties shall have the opportunity to attend meetings with tax officials and to comment on any written submissions before they are submitted. Suggestions by the noncontrolling party or parties about the conduct of the contest will be considered in good faith by the controlling party, but the controlling party will make the ultimate decision on whether, how long and in what manner to contest.

                  (e) Information. In connection with preparing any Tax Return or preparing for any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, the
Sellers, the Purchasers and the Purchased Entities will provide information, records or documents relating to Taxes as may be reasonably requested in writing by another party to this Agreement or any Affiliate thereof. The Sellers will not destroy any records related to any Purchased Entity for Tax periods commencing before the Closing Date for a period of seven (7) years following the date thereof without first giving notice to and obtaining the written consent of the Purchasers (whose consent shall not be unreasonably withheld).

                                       30

                                   ARTICLE 10
                                    SURVIVAL

                  10.1 Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements of the
Sellers and the Purchasers contained in this Agreement (other than (i) the covenants and agreements contained in Articles 10, 11 and 12, which covenants and agreements shall survive in accordance with their terms, (ii) the covenants and agreements in Section 14.5, which covenants and agreements shall survive for a period of five (5) years after the Closing, (iii) the representations and warranties contained in Sections 3.1(a), (b), (c), (e) and (g); 3.2(a), (b),
(c), (e) and (g); 4.1; 4.2; 4.3 and 4.6; which covenants, representations and warranties shall survive indefinitely after the Closing, (iv) the covenants and agreements contained in Article 9, which covenants and agreements shall survive for the applicable statute of limitations, and (v) the representation contained in Section 3.1(q) and 3.2(p), which shall not survive beyond the date hereof)
shall survive for a period of one (1) year after the Closing and thereafter shall be time-barred; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time barred.

                  10.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, each party agrees that the Sellers are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Section 3.1 and 3.2 and in any certificate delivered pursuant to Article 7. In particular, the Sellers make no representation or warranty to the Purchasers with respect to (i) the operating condition of the Facilities, the cost of operating the Facilities or the revenues to be derived therefrom; (ii) the amount, quality or availability of the geothermal resource, (iii) the creditworthiness of any counterparty to any
Contract or Material Contract, (iv) the accuracy of any forecast, study or projection relating to the business or condition of any Purchased Entity; (v)
whether the Facilities can be financed; (vi) the ultimate feasibility or economic worth of any Facility; or (vii) the effect on the business or condition of any Purchased Entity of the sale of the Purchased Interests to the
Purchasers. With respect to any projection or forecast delivered by or on behalf of the Sellers to the Purchasers, the Purchasers acknowledge that (i) there are uncertainties inherent in attempting to make such projections, studies and forecasts, (ii) they are familiar with such uncertainties and (iii) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, studies and forecasts furnished to them.

                                   ARTICLE 11
                                 INDEMNIFICATION

                  11.1 Indemnification. (a) The FPLE Sellers shall, jointly and severally as to all FPLE Sellers only, to the fullest extent permitted by Law, indemnify, defend and hold harmless, the Purchasers and their Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (the "Purchasers Indemnified Parties") from, against and with respect to any claim, liability, obligation or Loss, of any kind or character, suffered, incurred or sustained by the Purchasers or any of the foregoing or to which it or they become subject, arising out of or in any manner incident, relating or attributable to:

                                       31

                     (i) any inaccuracy in any representation or breach of
warranty of any FPLE Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by any FPLE
Seller in connection with this Agreement; and

                     (ii) any failure by any FPLE Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any FPLE Seller under this Agreement or under any certificates or other documents or agreements executed by any FPLE Seller in connection with this Agreement. Under no circumstances shall the indemnification obligation of the FPLE Sellers under this Article 11.1(a) extend to any Loss, claim or liability suffered, incurred or sustained by the Purchasers as a result of any event defined in Article 11.1(b)(i) or (ii).

                  (b) The Caithness Sellers shall, jointly and severally as to all Caithness Sellers only, to the fullest extent permitted by Law, indemnify, defend and hold harmless, the Purchasers Indemnified Parties from, against and with respect to any claim, liability, obligation or Loss, of any kind or character, suffered, incurred or sustained by the Purchasers or any of the foregoing or to which it or they become subject, arising out of or in any manner incident, relating or attributable to:

                     (i) any inaccuracy in any representation or breach of
warranty of any Caithness Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by any Caithness Seller in connection with this Agreement; and

                     (ii) any failure by any Caithness Seller to perform or
observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any Caithness Seller under this
Agreement or under any certificates or other documents or agreements executed by any Caithness Seller in connection with this Agreement. Under no circumstances shall the indemnification obligation of the Caithness Sellers under this Article
11.1(b) extend to any Loss, claim or liability suffered, incurred or sustained by the Purchasers as a result of any event defined in Article 11.1(a)(i) or
(ii).

                  (c) The Purchasers shall, to the fullest extent permitted by
Law, jointly and severally, indemnify, defend and hold harmless the Sellers and their Affiliates and the respective partners, officers, directors, employees and shareholders of the foregoing, and their successors and assigns (the "Sellers
Indemnified Parties") from, against and with respect to any claim, liability, obligation judgment or Loss, of any kind or character, suffered, incurred or sustained by the Sellers or any of the foregoing or to which they become subject, arising out of or in any manner incident, relating or attributable to:

                     (i) any inaccuracy in any representation or breach of
warranty of the Purchasers contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Purchasers in connection with this Agreement;

                     (ii) any failure by the Purchasers to perform or observe,
or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Purchasers in connection with this Agreement; and

                                       32

                     (iii) any events, occurrences or conditions relating to the
Purchased Entities, the Facilities, the Assets and Properties of any Purchased
Entities or the Contracts of the Purchased Entities in respect of all periods after the Closing.

                  (d) Notwithstanding anything herein to the contrary, no
indemnification shall be available to the Purchasers Indemnified Parties under
Section 11.1 (a) or 11.1(b) hereof or to the Sellers Indemnified Parties under
Section 11.1(c) hereof:

                     (i) unless, with respect to any individual claim, the Loss involves an amount in excess of $25,000.00; and

                     (ii) unless the aggregate amount of the Loss that would
otherwise be subject to indemnification with respect to such claim and all prior claims exceeds $500,000.00 (such amount, the "Threshold Amount"), in which case the party(ies) entitled to such indemnification shall be entitled to receive all amounts of Loss in excess of the Threshold Amount.

                     (e) Notwithstanding anything herein to the contrary, no
Seller shall have any obligation to indemnify any Purchaser Indemnified Party for any Loss pursuant to Section 11.1(a) or 11.1(b) hereof, and no Purchaser shall have any obligation to indemnify any Seller Indemnified Party for any Loss pursuant to Section 11.1(c) hereof, in each case to the extent such Loss arises from the willful misconduct or gross negligence of any Purchaser or any Seller or its Representatives, as applicable.

                  (f) Notwithstanding anything herein to the contrary, the
maximum aggregate liability of the FPLE Sellers to the Purchasers Indemnified
Parties under this Agreement for any and all Losses incurred by the Purchasers
Indemnified Parties for which indemnification is available pursuant to this
Agreement shall not exceed an amount equal to one million twenty-six thousand one hundred Dollars ($1,026,100.00); provided that (i) the limitation contained in this clause shall not apply to any Loss arising from a breach of the representations in Sections 3.1(a), 3.1(b), and 3.1(e), and (ii) if the claim is for Losses based upon an inaccuracy of the representation set forth in Section
3.1(j) and, as a result of the Claim the aggregate liability of the FPLE Sellers would exceed the amount set forth above in this Section 11.1(f), the maximum aggregate liability of the FPLE Sellers under this Section 11.1(f) shall be increased to such amount as is necessary to satisfy such claim up to an additional one million twenty-six thousand one hundred Dollars ($1,026,100.00).

                  (g) Notwithstanding anything herein to the contrary, the
maximum aggregate liability of the Caithness Sellers to the Purchasers
Indemnified Parties under this Agreement shall not exceed an amount equal to one million twenty-six thousand one hundred Dollars ($1,026,100.00); provided that the limitation contained in this clause shall not apply to any Loss arising from a breach of the representations in Sections 3.2(a), 3.2(b), and 3.2(e).

                  11.2 Method of Asserting Claims. All claims for
indemnification by any Indemnified Party under this Section 11.2 will be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which an
Indemnified Party might seek indemnity under Section 11.1 is asserted against or sought to be collected from such

                                       33

Indemnified Party by a Person other than the Sellers, the Purchasers or any
Affiliate of the Sellers or the Purchasers (a "Third Party Claim"), the
Indemnified Party shall deliver a Claim Notice with reasonable promptness to the
Indemnifying Party.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the
Indemnified Party with respect to the Third Party Claim pursuant to this Section
11.2(a), and such Indemnifying Party confirms its liability with respect thereto, then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party, with counsel reasonably acceptable to the
Indemnified Party, to a final conclusion or will be settled at the discretion of the Indemnifying Party (subject to the limitations set forth below). From and after the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 11.2(a)(i), the Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof;
provided, that the Indemnifying Party may not settle or compromise any Third
Party Claim in any manner that results in any continuing liability or obligation for the Indemnified Party or any admission of liability or wrongdoing by the
Indemnified Party, without, in any such case, the prior written consent of the
Indemnified Party, which will not be unreasonably withheld. If requested by the
Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.1 with respect to such Third Party Claim. Should the Indemnifying Party have interests that diverge materially from those of the Indemnified Party, the Indemnified Party shall have the right to request separate counsel from that representing the
Indemnifying Party, the expenses of such separate representation to be paid by the Indemnifying Party.

                  (ii) If the Indemnifying Party fails to notify the Indemnified
Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the
Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying
Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof;
provided, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the
Indemnified Party and its counsel in contesting any Third Party Claim which the
Indemnified Party is contesting, or, if appropriate and related to the Third
Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the
Indemnified Party or any of its Affiliates).

                                       34

                  (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.1 or fails to notify the Indemnified
Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the
Loss arising from such Third Party Claim will be conclusively deemed a liability subject to the limits of the Indemnifying Party under Section 11.1 and the
Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution
Period, the Indemnified Party shall be entitled to seek such remedies against the Indemnifying Party as may then be available to it under this Agreement and applicable Laws.

                  (b) In the event any Indemnified Party should have a claim under Section 11.1 against any Indemnifying Party that does not involve a Third
Party Claim, the Indemnified Party shall deliver an "Indemnity Notice" with reasonable promptness to the Indemnifying Party. If the Indemnifying Party
notifies the Indemnified Party that it does not dispute the claim or the amount of Loss therefrom described in such Indemnity Notice or fails to notify the
Indemnified Party within the Dispute Period that it disputes the claim described in the Indemnity Notice, the Loss in the amount specified in the Indemnity
Notice will be conclusively deemed a liability of the Indemnifying Party under
Section 11.1, subject to the limits set forth in Sections 11.1(d) and 11.1(e)
hereof, and the Indemnifying Party shall pay the amount of such Loss to the
Indemnified Party on demand. If the Indemnifying Party has disputed its liability with or the amount of the Loss therefrom respect to such claim, such dispute shall be resolved in accordance with the provisions of Article 12 hereof.

                  11.3 Exclusivity. After the Closing, to the extent permitted by applicable Laws, and except in the case of fraud, gross negligence or willful misconduct, the indemnities set forth in this Article 11 shall be the exclusive remedies of the Purchasers and the Sellers and their respective officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or any events, occurrences or conditions relating to the Facilities in respect of all periods on or after the date hereof for the
Sellers, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, that the foregoing provision shall not limit or restrict the availability of specific performance or other injunctive or equitable relief
(other than rescission) to the extent that specific performance or such other relief would otherwise be available to a party under this Agreement.

                  11.4 Tax Treatment of Indemnification. The Seller and the
Purchasers agree to treat (and shall cause each of their respective affiliates to treat) any indemnity payment under this Agreement as an adjustment to the
Purchase Price unless a final determination (which shall include execution of an
IRS Form 870-AD or successor form) provides otherwise.

                                       35

                                   ARTICLE 12
                               DISPUTE RESOLUTION

                  In the event an action, dispute, claim, counterclaim or
controversy ("Dispute") arises between the parties arising out of or relating to this Agreement, the aggrieved party shall promptly notify the other party of the
Dispute within ten (10) Business Days after such Dispute arises. If the parties have failed to resolve the Dispute within ten Business Days after delivery of such notice, each party shall, within five (5) Business Days thereafter, nominate a senior officer of its management to meet to attempt to resolve the
Dispute. The senior officers shall meet within twenty (20) Business Days after their nomination. If the matter has not been resolved within fourteen (14) days after the meeting of the senior executives, either party may pursue any and all available legal remedies, unless the parties mutually agree to an alternative dispute resolution procedure.

                                   ARTICLE 13
                                  EFFECTIVENESS

13.1 Effectiveness. This Agreement shall become effective upon delivery by the
Parties of those documents specified in Article 7 and Article 8 to the Escrow
Agent and the execution by the Escrow Agent of the Escrow Closing Agreement in
accordance with the terms thereof.

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, including without limitation, any Claim Notice or Indemnity
Notice pursuant to Article 11.2 hereof, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

                  If to the Purchasers, to:

                  ORNI 7 LLC
                  980 Greg Street
                  Sparks, Nevada  89431-6039
                  Attn.: President
                  Tel: (775) 356-9029
                  Fax: (775) 356-9039

                  and

                  ORNI 8 LLC
                  980 Greg Street
                  Sparks, Nevada  89431-6039
                  Attn.: President

                                       36

                  Tel: (775) 356-9029
                  Fax: (775) 356-9039

                  and

                  Ormat Funding Corp.
                  980 Greg Street
                  Sparks, Nevada  89431-6039
                  Attn.: President
                  Tel: (775) 356-9029
                  Fax: (775) 356-9039

                  with a copy to:

                  Ormat Industries, Ltd.
                  Industrial Area, P.O.B. 68
                  Yavne 81000, Israel
                  Attn.: President
                  Fax: (972) 8 943 9901
                  Tel: (972) 8 943 3777

                  If to any FPLE Seller, to:

                  Such FPLE Seller
                  c/o FPL Energy, LLC
                  700 Universe Blvd.
                  Juno Beach, FL  33408
                  Attn.: Senior Vice President--Business Management
                  Fax: (561) 691-7309
                  Tel: (561) 625-7411

                  with a copy to:

                  Steel Hector & Davis LLP
                  1900 Phillips Point West
                  777 South Flagler Drive
                  West Palm Beach, FL  33401
                  Attn.: Thomas R. Woolsey
                  Fax: (561) 655-1509
                  Tel: (561) 650-7200

                  If to any Caithness Seller, to

                  c/o Caithness Energy L.L.C.
                  565 Fifth Avenue, 28th Floor
                  New York, New York  10017
                  Attn.: Chief Executive Officer

                                       37

                  Fax: (212) 921-9239
                  Tel: (212) 921-9099

                  With a copy to:

                  Reed Smith LLP
                  Princeton Forrestal Village
                  Suite 250
                  136 Main Street
                  Princeton, New Jersey  08540
                  Attn: J. Ferd Convery, III, Esq.
                  Fax: (609) 951-0824
                  Tel: (609) 514-5940

                  Notice given by personal delivery, mail or overnight courier pursuant to this Section 14.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 14.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. EST on any Business Day, or
(ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m.
EST on any Business Day or during any non-Business Day.

                  14.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements (including the Letter of Intent) between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  14.3 Expenses. Except as otherwise expressly provided in this
Agreement (including as provided in Section 13.2), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

                  14.4 Public Announcements. No press releases or similar public announcements concerning this Agreement and the transactions contemplated hereby will be issued by any party without the prior consent of the other parties, except as such release or public announcement may be required by Law (including, for the avoidance of doubt, rules and regulations of any stock exchange), in which case the party required to make the release or public announcement will, to the extent practicable, consult with the other parties regarding such release or announcement in advance thereof.

                  14.5 Confidentiality. Each party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates and their respective
Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of
Governmental or Regulatory Authorities) or by other requirements of Law
(including exchange rules) or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's

                                       38

Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates and their respective Representatives to, promptly (and in no event later than five
(5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives. The obligations contained in this Section 14.5 shall survive for two (2) years following the termination or abandonment of this Agreement or the Closing, as the case may be. The provisions of this Section 14.5 supersede that certain
Confidentiality Agreement dated as of August 1, 2000, between Ormat Nevada Inc.
and FPLE in its entirety.

                  14.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  14.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  14.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees, and Affiliates referenced in Section 11.1.

                  14.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for (a) assignments and transfers by operation of
Law, (b) assignments and transfers by the Purchasers of their rights, interests or obligations hereunder, in whole or in part, to an Affiliate with the consent of FPLE and Caithness, which shall not be unreasonably withheld or delayed, and
(c) that the Purchasers may assign any or all of their rights, interests and obligations hereunder to any financial institution providing purchase money or other financing to the Purchasers from time to time as collateral security for such financing, but no such assignment referred to in clauses (b) or (c) shall relieve the assigning party of its obligations hereunder. Subject to the

                                       39

preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by each party hereto and its respective successors and assigns.

                  14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  14.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this
Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 and Section
5-1402 of the General Obligations Law of the State of New York.

                  14.13 Jurisdiction and Venue. Each of the parties hereto
hereby irrevocably and unconditionally consents and agrees that any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby may be brought in the United States District
Court for the Southern District of New York or in any state court having subject matter jurisdiction located in the Borough of Manhattan, New York, New York, and, by execution and delivery of this Agreement and any other documents executed in connection herewith, each such party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action, or proceeding brought in any such court has been brought in any inconvenient forum, (iv) agrees that service of any process, summons, notice or document in any such action may be effected by mailing a copy thereof by U.S. registered or certified mail, postage prepaid, to such party at its address set forth in Section 14.5, or at such other address of which the other parties hereto shall have been notified will be effective service for any action, suit or proceeding brought against it in any such court and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.

                  14.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO
HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY
HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED

                                       40

HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY
AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF
CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF
ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES
ENTERING INTO THIS AGREEMENT.

                  14.15 Attorneys' Fees. In the event of any suit or other
proceeding between the parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing party shall, in addition to such other relief as the court or arbitrator may award, be entitled to recover reasonable attorneys' fees and costs (including at the trial and appellate levels) and expenses of investigation.

                  14.16 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  14.17 Waiver of Consequential Damages. NOTWITHSTANDING ANY
PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ITS
AFFILIATES, OR ITS RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES OR
REPRESENTATIVES, BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL,
SPECIAL OR INDIRECT LOSS OR DAMAGE OF ANY OTHER PARTY OR ANY OF SUCH PARTY'S
AFFILIATES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR
INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT
LIABILITY OR OTHERWISE, AND EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER
PARTIES, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES
AND REPRESENTATIVES THEREFROM.

                  14.18 Interest on Past Due Payments. If a payment is due to be made by a party pursuant to this Agreement and such payment is not made within thirty (30) days following receipt by such party of written demand for such payment from the party entitled to receive such payment, then the party obligated to make such payment agrees to pay interest on the amount due and unpaid at a variable rate equal to the Prime Rate then in effect. Such interest shall begin to accrue on the first day following the end of such thirty (30) day period and shall continue to accrue on the unpaid amount until the past due amount has been paid in full.

                  14.19 Counterparts. This Agreement may be executed in any
number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  14.20 Further Assurances. The Sellers and the Purchasers each agree, upon the request of the other party from time to time before and after the Closing Date, to do, execute, acknowledge and deliver such other acts, consents, instruments, documents and other assurances as may be reasonably necessary to carry out and perform the transactions contemplated by this
Agreement.

                  [The rest of this page is intentionally left blank. The next page is the signature page]

                                       41

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                     FPL ENERGY EAST MESA LLC

                                     By: /s/ Michael L. Leighton
                                         --------------------------------------
                                     Name: Michael L. Leighton
                                     Title: Vice President

                                     ESI ORMESA EQUITY HOLDINGS LLC

                                     By: /s/ Michael L. Leighton
                                         --------------------------------------
                                     Name: Michael L. Leighton
                                     Title: Vice President

                                     ESI ORMESA IH EQUITY LLC

                                     By: /s/ Michael L. Leighton
                                         --------------------------------------
                                     Name: Michael L. Leighton
                                     Title: Vice President

                                     ESI ORMESA HOLDINGS I LLC

                                     By: /s/ Michael L. Leighton
                                         --------------------------------------
                                     Name: Michael L. Leighton
                                     Title: Vice President

                                     FPL ENERGY GEO EAST MESA PARTNERS, INC.

                                     By: /s/ Michael L. Leighton
                                         --------------------------------------
                                     Name: Michael L. Leighton
                                     Title: Vice President

                                     CAITHNESS IMPERIAL HOLDINGS I, LLC

                                     By: /s/ Christopher T. McCallion
                                         --------------------------------------
                                     Name: Christopher T. McCallion
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                     CAITHNESS IMPERIAL HOLDINGS IE, LLC

                                     By: /s/ Christopher T. McCallion
                                         --------------------------------------
                                     Name: Christopher T. McCallion
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                     CAITHNESS IMPERIAL HOLDINGS IH, LLC

                                     By:   /s/ Christopher T. McCallion
                                          -------------------------------------
                                     Name: Christopher T. McCallion
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                     CAITHNESS DIVERSIFIED HOLDINGS I, LLC

                                     By: /s/ Christopher T. McCallion
                                         --------------------------------------
                                     Name: Christopher T. McCallion
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                     CAITHNESS EAST MESA, LLC

                                     By: /s/ Christopher T. McCallion
                                         --------------------------------------
                                     Name: Christopher T. McCallion
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                  ORNI 7 LLC

                                  By: Ormat Nevada Inc., Manager of ORNI 7 LLC

                                  By: /s/ Connie Stechman
                                      ------------------------------------------
                                  Name: Connie Stechman
                                  Title: Director, Chief Financial Officer,
                                         and Assistant Secretary

                                  ORNI 8 LLC

                                  By: Ormat Funding Corp., Manager of ORNI 8 LLC

                                  By: /s/ Connie Stechman
                                      ------------------------------------------
                                  Name: Connie Stechman
                                  Title: Director, Chief Financial Officer,
                                         and Assistant Secretary

                                  ORMAT FUNDING CORP.

                                  By: /s/ Connie Stechman
                                      ------------------------------------------
                                  Name: Connie Stechman
                                  Title: Director, Chief Financial Officer, and
                                         Assistant Secretary

                                    EXHIBIT I

                                EXCLUDED RECORDS

Each Purchased Entity's and each Seller's income Tax Returns and workpapers, internal memos and correspondence with taxing authorities relating to such
Purchased Entity's and each Seller's income Tax Returns.

Documents relating to the Sellers that contain more than just Purchased Entity level information and that are not principally related to the business, condition or results of operations of any Purchased Entity.

Presentations to internal management committees and boards of FPLE and its
Affiliates or of Caithness and its Affiliates that contain more than just
Purchased Entity level information and that are not principally related to the business, condition or results of operations of any Purchased Entity.

Budgets of FPLE and its Affiliates or of Caithness and its Affiliates, other than budgets of any Purchased Entity and other than budgets prepared by FPL
Energy Operating Services, Inc. relating solely to any Purchased Entity or any
Facility.

Files of employees of FPLE and its Affiliates (other than those that are currently employed at the East Mesa Facilities) or of Caithness and its
Affiliates that have performed business management and other administrative services for FPLE Sellers or Caithness Sellers as managing general partner or administrative partner of any Purchased Entity (including electronic files and spreadsheets).

                                   EXHIBIT II

                               MATERIAL CONTRACTS

                  1. Each of the following BLM Leases ("Lease"), Site Licenses
("SL"), and Rights of Way ("ROW"), identified as Lease No.:

                  CACA 964 (Lease)
                  CACA 966 (Lease)
                  CACA 1903 (Lease)
                  CACA 6217 (Lease)
                  CACA 6218 (Sublease)
                  CACA 6219 (Lease)
                  CACA 25081 (Lease)
                  CACA 17568 (Lease)
                  CACA 17129 (SL)
                  CACA 22079 (SL)
                  CACA 22405 (SL)
                  CACA 24678 (SL)
                  CACA 17188 (ROW)
                  CACA 25544 (ROW)
                  CACA 22562 (ROW)
                  CACA 22563 (ROW)
                  CACA 22567 (ROW)
                  CACA 25633 (ROW)
                  CACA 25634 (ROW)
                  CACA 26355 (ROW)
                  CACA 26356 (ROW)

                                   EXHIBIT III

                           FORM OF TRANSFER INSTRUMENT

                  TRANSFER INSTRUMENT, dated as of ____________ __, 2002
("Transfer Instrument") between [INSERT NAME OF SELLER] a [INSERT ENTITY TYPE
AND JURISDICTION OF FORMATION] ("Assignor") and [INSERT NAME OF PURCHASER], a
Delaware [limited liability company] [corporation] ("Assignee").

                  Whereas, Assignor and Assignee are parties to that certain
Sale and Purchase Agreement dated as of April 4, 2002 (the "Sale and Purchase
Agreement");

                  Whereas, the Sale and Purchase Agreement provides for, among other things, the execution and delivery of a transfer instrument in the form hereof to effect the sale by Assignor of all of its Purchased Interests (as defined in the Sale and Purchase Agreement) to Assignee;

                  NOW, THEREFORE, for the good and valuable consideration under the Sale and Purchase Agreement, the receipt and sufficiency of which are hereby acknowledges, Assignor and Assignee hereby agree as follows:

           1.    DEFINITIONS. Capitalized terms uses herein without definition shall have the meanings set forth in the Sale and Purchase Agreement.

           2.    TRANSFER. Assignor does hereby sell, transfer, convey, assign and deliver unto Assignee all of Assignor's right, title and interest in and to the Purchased Interests, free and clear of all Liens (other than Liens created by or granted in connection with the Lease Documents).

           3.    ASSUMPTION. Assignee hereby assumes all of the duties and
obligations of Assignor with respect to the Purchased Interests arising or accruing on or after the date hereof.

           4.    GOVERNING LAW. This Transfer Instrument shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 and Section
5-1402 of the General Obligations Law of the State of New York.

           5.    COUNTERPARTS. This Transfer Instrument may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, Assignor and Assignee have caused this
Transfer Instrument to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

                                          ________________________, as Assignor
                                          By:
                                          Name:
                                          Title:

                                          _______________________, as Assignee
                                          By:
                                          Name:
                                          Title:

                                   EXHIBIT IV

                                CONTRACT SECURITY

1. The following Water Board Bonds:

------------------------------------------------------------------------------------------
Plant              Type                 Amount            Surety                Surety No.
------------------------------------------------------------------------------------------

 GEM      IID                          $500,000    American Home Assurance       23-46-15
------------------------------------------------------------------------------------------
 GEM      Water Board Order 88-12       $50,000    American Home Assurance        185838
------------------------------------------------------------------------------------------
 GEM      Water Board Order 88-128      $50,000    American Home Assurance        185839
------------------------------------------------------------------------------------------
 GEM      Water Board Order 90-005     $100,000    American Home Assurance        185840
------------------------------------------------------------------------------------------

2. The following BLM Bonds:

----------------------------------------------------------------------------------------------------------------------------
Plant        Type           BLM No.      Bound No.    Amount        Surety      Surety No.
----------------------------------------------------------------------------------------------------------------------------

I        Leases           CACA966         CA0327     $150,000     Travellers     18-58-48     Ormesa Geothermal (1)
                          CACA1903
                          CACA17568
----------------------------------------------------------------------------------------------------------------------------
IE       Lease            CACA6217        CA0327     $150,000     Travellers     18-58-48     ESI Ormesa IE Resource LLC (1)
----------------------------------------------------------------------------------------------------------------------------
I        Site License     CACA17129       CA0378     $100,000     Travellers     18-58-47     Ormesa Geothermal
----------------------------------------------------------------------------------------------------------------------------
IE       Site License     CACA22405       CA0380     $100,000     Travellers     18-58-46     Ormesa Geothermal
----------------------------------------------------------------------------------------------------------------------------
IH       Site License     CACA24678       CA0377     $100,000     Travellers     18-58-45     Ormesa Geothermal
----------------------------------------------------------------------------------------------------------------------------
GEM      Leases           CACA964         CA0327     $150,000     Travellers     18-58-48     GEM Resources (1)
                          CACA6219
----------------------------------------------------------------------------------------------------------------------------
GEM      License          CACA22079       CA0328     $100,000     Travellers     11S103082    GEM Resources
                                                                                  110BCM
----------------------------------------------------------------------------------------------------------------------------

(1) FPLE Nationwide Bond.

                                   SCHEDULE I

                               Purchased Interests

------------------------------------------------------------------------------------------------------
SELLER                                      PURCHASED INTEREST IN RELATED PURCHASED ENTITY
------                                      ----------------------------------------------
------------------------------------------------------------------------------------------------------

FPL Energy East Mesa LLC                    50% general partnership interest in Ormesa Geothermal
------------------------------------------------------------------------------------------------------
ESI Ormesa Equity Holdings LLC              50% general partnership interest in Star Group IE
                                            Geothermal Partners
------------------------------------------------------------------------------------------------------
ESI Ormesa IH Equity LLC                    50% trust interest in Ormesa Geothermal IH Trust
------------------------------------------------------------------------------------------------------
ESI Ormesa Holdings I LLC                   50% membership interest in East Mesa Geothermal LLC,
                                            100% membership interest in ESI Ormesa IE Resources LLC
                                            and 100% membership interest in ESI Ormesa IH Resource
                                            LLC
------------------------------------------------------------------------------------------------------
FPL Energy Geo East Mesa Partners, Inc.     50% membership interest in GEM Resources LLC
------------------------------------------------------------------------------------------------------
Caithness Imperial Holdings I, LLC          50% general partnership interest in Ormesa Geothermal
------------------------------------------------------------------------------------------------------
Caithness Imperial Holdings IE, LLC         50% general partnership interest in Star Group IE
                                            Geothermal Partners
------------------------------------------------------------------------------------------------------
Caithness Imperial Holdings IH, LLC         50% trust interest in Ormesa Geothermal IH Trust
------------------------------------------------------------------------------------------------------
Caithness Diversified Holdings I, LLC       50% membership interest in East Mesa Geothermal LLC
------------------------------------------------------------------------------------------------------
Caithness East Mesa, LLC                    50% membership interest in GEM Resources LLC
------------------------------------------------------------------------------------------------------

                                   SCHEDULE II

                            DESCRIPTION OF FACILITIES

ORMESA I FACILITY
-----------------

         The Ormesa I Facility consists of three geothermal small power facilities located in the East Mesa Known Geothermal Resource Area in
         Imperial County, California, commonly known as the Ormesa I facility, the Ormesa IE facility, and the Ormesa IH facility. The Ormesa I
         Facility is a geothermal power plant which includes heat changes
         (vaporizers/preheaters and condensers), turbines, generators, cycle pumps, cooling towers, cooling and blowdown pumps, valves, pipelines, and production and reinjection pumps. It also includes cables, instrumentation, motor control centers, and transformers for the production and delivery of electrical energy, and a pro rata individual interest in interconnection facilities including a substation. The
         Ormesa I Facility has a combined gross operating capacity of approximately thirty-eight (38) megawatts. The station's use of the electricity generated by the Ormesa I Facility totals approximately six and one-half (6.5) megawatts. Thus, the net power production of the facility is approximately thirty-one and one-half (31.5) megawatts.

GEM FACILITY
------------

         Geothermal small power facility located in the East Mesa Known
         Geothermal Resources Area of Imperial County, California, commonly known as the GEM 1 Facility, and is comprised of the GEM 2 and GEM 3 power plants on approximately 4,250 acres. The facility consists of a dual-admission condensing steam turbine generator, steam separation vessels and other associated auxiliary equipment. The gross power production capacity is 52.469 MW, and the net power production capacity of the facility, as certified by the Federal Energy Regulatory
         Commission is approximately 43.668 MW.

                                  SCHEDULE III

                           SELLERS DISCLOSURE SCHEDULE

         Capitalized terms used in this Sellers Disclosure Schedule and not otherwise defined shall have the same meanings when used herein as in the Sale and Purchase Agreement to which this Schedule is attached.

                              [PROVIDED SEPARATELY]

                                   SCHEDULE IV

                          ADJUSTMENT OF PAYMENT AMOUNTS

(1)                       Estimated Adjustment Statement.
                          -------------------------------

         (a) On the date hereof, the Sellers shall prepare and deliver to the
Purchasers a statement (the "Estimated Adjustment Statement") that sets forth as of the close of business on the day prior to the date hereof (the "Adjustment
Date"): (i) a good faith estimate of the accrued liabilities of each Purchased
Entity that will remain unpaid following the Adjustment Date ("Liabilities"), excluding any and all liabilities under the Financing Documents other than (x)
accrued and unpaid interest on the indebtedness of Ormesa Geothermal IH Trust issued and outstanding pursuant to the Financing Documents to the date hereof and (y) aggregate fees owed under the Financing Documents outstanding on the date hereof, excluding any fees owed in connection with the unwinding of the financing structure; (ii) a good faith estimate of the accrued gross revenues of each Purchased Entity that will not have been received prior to the Adjustment
Date ("Accounts Receivable"); (iii) the expenses of each Purchased Entity that have been paid in advance (including property taxes) as prorated for the period following the Adjustment Date ("Prepaid Expenses"); and (iv) a good faith estimate of the aggregate sum of the Interim Capital Expenditures as authorized by the Purchasers in the Letter Agreement Concerning Capital Expenditures that will have been made to and including the Adjustment Date, plus interest accrued on such Interim Capital Expenditures from the date made until the Closing Date at a variable rate equal to the Prime Rate from time to time in effect
(collectively, the "Capital Expenditures Amount"). The Estimated Adjustment
Statement will be prepared in conformity with GAAP, applied on a basis consistent with the financial statements delivered to the Purchasers under
Section 3.1(j) of the Agreement. For the avoidance of doubt, Liabilities shall not include any liabilities of any Purchased Entity to any Seller or any
Affiliate of a Seller that will be released or otherwise satisfied at or prior to the date hereof.

         (b) If the Liabilities as set forth on the Estimated Adjustment
Statement for all of the Purchased Entities in the aggregate exceed the sum of the Sellers' Credits (as defined below), the amount paid by the Purchasers under
Section 2.2 of the Agreement will be reduced (pro-rata to each Seller) by an amount equal to the excess. If the Sellers' Credits exceed the Liabilities for all of the Purchased Entities in the aggregate as set forth thereon, the amount paid by the Purchasers under Section 2.2 of the Agreement will be increased
(pro-rata to each Seller) by an amount equal to the excess. For purposes hereof, the "Sellers' Credits" mean all Accounts Receivable, plus the Prepaid Expenses, plus the Capital Expenditures Amount, in each case for all of the Purchased
Entities in the aggregate as set forth on the Estimated Adjustment Statement.

         (c) Notwithstanding anything in this Schedule IV to the contrary, the
Parties agree that, for purposes of making the adjustments contemplated by this
Schedule IV, (1) Intercompany Obligations shall not be included in either
Liabilities or Accounts Receivable; (2) Liabilities that have been assumed by the Sellers or any of them pursuant to the MMS Audit Letter, and any related credits in favor of any of the Ormesa Entities described in such MMS Audit
Letter that will inure to the benefit of the Sellers, shall be governed by the
MMS Audit Letter and shall not be included in Liabilities or the Sellers'
Credits; (3) Liabilities that have been assumed by the Sellers or any of them pursuant to the IID Letter, and any related credits in favor

                                       43

of any of the Ormesa Entities described in such IID Letter that will inure to the benefit of the Sellers, shall be governed by the IID Letter and shall not be included in Liabilities or the Sellers' Credits; (4) the maximum amount of
Liabilities payable to New Albion Resources Company included in the adjustments shall be $150,000; and (5) $100,000 will be included in Liabilities on account of plug and abandon expenses for Well Number 18-28, irrespective of whether such liability is accrued or reflected on the financial statements.

(2)                           Adjustment Statement.
                              ---------------------

         (a) Within forty-five (45) days following the Closing Date, the
Purchasers shall prepare and deliver to the Sellers a final statement (the
"Final Adjustment Statement") that sets forth the same information as included in the Estimated Adjustment Statement provided pursuant to Section 1(a) above, adjusted to take into account the final figures as of 11:59 p.m. on the Closing
Date determined in accordance with the standard set forth in said Section 1(a).
The Sellers shall provide copies of all invoices or other billing information actually received or sent by the Sellers during this 45 days period to allow the
Purchasers to prepare the Final Adjustment Statement in accordance with this
Section. The Final Adjustment Statement shall be accompanied by such backup information and schedules as is reasonably required in order for the Sellers to understand the computation of the amount(s) set forth therein.

         (b) The Parties shall attempt to agree upon the Final Adjustment
Statement within thirty (30) days following the delivery thereof to the Sellers.
If the Sellers dispute any item set forth on the Final Adjustment Statement, the
Sellers shall give the Purchasers written notice thereof within thirty (30) days following the delivery to the Sellers of the Final Adjustment Statement, setting forth in reasonable detail the disputed item or items. If the Sellers have not delivered such notice to the Purchasers within such thirty (30) day period, the
Final Adjustment Statement shall be deemed to be final and, to the extent the
Final Adjustment Statement reflects an adjustment to the amounts paid by the
Purchasers under Section 2.2(a) of the Agreement that is different from the adjustment made on the Closing Date, the party that benefited from the variance in the adjustment made on the Closing Date shall pay to the other party the variance amount within five (5) days following the expiration of such thirty
(30) day period. If the Sellers have delivered a notice of a dispute to the
Purchasers, the undisputed portion of the variance amount, if any, shall be paid to the party entitled to receive the same within five (5) days following the delivery of the notice by the Sellers to the Purchasers and the parties shall jointly engage PricewaterhouseCoopers (or, if such firm is unable or unwilling to act in such capacity, such other Big-5 accounting firm, excluding Arthur
Andersen, as may be agreed by the parties) (hereinafter, the "Auditors") and shall direct the Auditors to make a final, binding determination of all such disputes within forty-five (45) days of presentation to the Auditors by the parties of the information that each such party believes supports its position with respect to each disputed item. Such information shall be presented by each party to the Auditors within ten (10) days following the selection thereof. The parties will further direct the Auditors to deliver a written notice to the
Purchasers and the Sellers setting forth its determination with respect to each disputed item. The results of such determination will be final and binding, and the balance of the variance amount, if any, resulting from such determination will be paid to the party entitled to receive the same within ten (10) days of the independent accountant's notice of its determination. The parties agree that the fees and expenses of the Auditors shall be borne in equal parts by the
Purchasers on the one hand, and the Sellers, on the other, and further agree that in connection

                                        2

with the engagement of the Auditors, each of the Purchasers
and the Sellers will, if requested by the Auditors, execute a reasonable engagement letter including customary indemnities.

                                        3